PROSPECTUS

                                                Filed Pursuant to Rule 424(b)(4)
                                                   Registration No. 333-51665-01

                                     [LOGO]
                                  $40,000,000
                         (Aggregate Liquidation Amount)

                                 SVB CAPITAL I

                  8.25% Cumulative Trust Preferred Securities

             (Liquidation Amount $25 per Trust Preferred Security) fully and unconditionally guaranteed, as described herein, by

                           SILICON VALLEY BANCSHARES
                                  ------------

    The 8.25% Cumulative Trust Preferred Securities (the "Trust Preferred Securities") offered hereby represent preferred undivided beneficial interests in the assets of SVB Capital I, a statutory business trust formed under the laws of the State of Delaware ("SVB Capital"). Silicon Valley Bancshares, a California corporation (referred to as the "Company" when such reference includes Silicon Valley Bancshares and its subsidiaries, collectively; or "Silicon" when referring only to the parent company), will be the owner of all of the beneficial interests represented by common securities of SVB Capital (the "Common Securities" and, collectively with the Trust Preferred Securities, the
"Trust Securities").                                    (CONTINUED ON NEXT PAGE)
                            ------------------------
SEE "RISK FACTORS" COMMENCING ON PAGE 16 HEREIN FOR CERTAIN INFORMATION RELEVANT
                                     TO AN
                 INVESTMENT IN THE TRUST PREFERRED SECURITIES.
                             ---------------------
THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY
        THE FEDERAL DEPOSIT INSURANCE CORPORATION, BY ANY OTHER
                       GOVERNMENTAL AGENCY, OR OTHERWISE.
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PRICE TO           UNDERWRITING        PROCEEDS TO SVB
                                                              PUBLIC(1)           DISCOUNT(2)          CAPITAL(3)
Per Trust Preferred Security...........................        $25.00                 (3)                $25.00
Total..................................................      $40,000,000              (3)              $40,000,000

(1) Plus accrued Distributions, if any, from May 22, 1998.

(2) Silicon and SVB Capital have each agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) In view of the fact that all of the proceeds of the sale of the Trust Preferred Securities will be used to purchase the Junior Subordinated Debentures, Silicon has agreed to pay the Underwriters, as compensation for arranging the investment therein of such proceeds, $0.8125 per Trust Preferred Security, or $1,300,000 in the aggregate. See "Underwriting." Silicon has also agreed to pay the expenses of the offering estimated to be $375,000.

    The Trust Preferred Securities are offered by the Underwriters subject to receipt and acceptance by them, prior sale and the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Trust Preferred Securities will be made in book-entry form through the book-entry facilities of The Depository Trust Company on or about May 22, 1998, against payment therefor in immediately available funds.

BT ALEX. BROWN

                     KEEFE, BRUYETTE & WOODS, INC.

                                                    HOEFER & ARNETT INCORPORATED

                  THE DATE OF THIS PROSPECTUS IS MAY 19, 1998

    (CONTINUED FROM COVER PAGE)

    SVB Capital exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in an equivalent amount of 8.25% Junior Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures") to be issued by Silicon. The Junior Subordinated Debentures will mature on June 15, 2028, which date may be shortened (such date, as it may be shortened, the "Stated Maturity") to a date not earlier than June 15, 2003 if certain conditions are met (including Silicon having received the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") to do so if then required under applicable capital guidelines or policies of the Federal Reserve). The Trust Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities, which will be held by Silicon. See "Description of the Trust Preferred Securities--Subordination of Common Securities."

    Holders of the Trust Preferred Securities will be entitled to receive preferential cumulative cash distributions accruing from the date of original issuance and payable quarterly in arrears on the 15th day of March, June, September and December of each year (subject to possible deferral as described below), commencing September 15, 1998, at the annual rate of 8.25% of the Liquidation Amount (as defined herein) of $25 per Trust Preferred Security ("Distributions"). The amount of each Distribution due with respect to the Trust Preferred Securities will include amounts accrued through the date the Distribution payment is due. Silicon will have the right, so long as no Debenture Event of Default (as defined below) has occurred and is continuing, to defer payments of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, Silicon may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Junior Subordinated Debentures are so deferred, Distributions on the Trust Preferred Securities will also be deferred and Silicon will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to its capital stock or to make any payment with respect to its debt securities that rank PARI PASSU with or junior to the Junior Subordinated Debentures. Silicon has not paid cash dividends or made distributions on its common stock during any of the past five years and currently Silicon has no debt securities that rank PARI PASSU with or junior to the Junior Subordinated Debentures. During an Extension Period, interest on the Junior Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Trust Preferred Securities are entitled will accumulate) at the rate of 8.25% per annum, compounded quarterly, and holders of the Trust Preferred Securities will be required to accrue income and will be required to pay United States federal income tax on that income. See "Description of Junior Subordinated Debentures--Option to Defer Interest Payment Period" and "Certain Federal Income Tax Consequences-- Interest Income and Original Issue Discount."

    Silicon will, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement (each as defined herein), taken together, fully, irrevocably and unconditionally guarantee all of SVB Capital's obligations under the Trust Preferred Securities. See "Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee--Full and Unconditional Guarantee." Under the Guarantee, Silicon will guarantee the payment of Distributions by SVB Capital and payments on liquidation of, or redemption of, the Trust Preferred Securities (subordinate to the right to payment of Senior and Subordinated Debt of Silicon, as defined herein) to the extent of funds held by SVB Capital. See "Description of Guarantee." If Silicon does not make required payments on the Junior Subordinated Debentures held by SVB Capital, SVB Capital will have insufficient funds to pay Distributions on the Trust Preferred Securities. The Guarantee will not cover payment of Distributions when SVB Capital does not have sufficient funds to pay such Distributions. In such event, a holder of the Trust Preferred Securities may institute a legal proceeding directly against Silicon pursuant to the terms of the Indenture to enforce payment of such Distributions to such holder. See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Trust Preferred Securities." The obligations of Silicon under the Guarantee and the Junior Subordinated Debentures will be subordinate and junior in right of payment to all Senior and Subordinated Debt (as defined in "Description of Junior Subordinated Debentures--Subordination") of Silicon.

                                                        (CONTINUED ON NEXT PAGE)

    (CONTINUED FROM PREVIOUS PAGE)

    The Trust Preferred Securities will be subject to mandatory redemption, in whole but not in part, upon repayment of the Junior Subordinated Debentures at the Stated Maturity or, in whole or in part, upon their earlier redemption, in each case at a redemption price equal to the aggregate liquidation preference of the Trust Preferred Securities plus any accumulated and unpaid Distributions thereon to the date of redemption. Subject to regulatory approval, if then required under applicable regulatory policies, the Junior Subordinated Debentures are redeemable prior to maturity at the option of Silicon (i) on or after June 15, 2003, in whole at any time or in part from time to time, or (ii) at any time (whether occurring before or after June 15, 2003) in whole (but not in part), within 90 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event (each as defined herein), in each case at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures to the date fixed for redemption, plus 100% of the principal amount thereof. See "Description of the Trust Preferred Securities--Redemption."

    Silicon will have the right at any time to dissolve SVB Capital and cause a Like Amount (as defined herein) of the Junior Subordinated Debentures to be distributed to the holders of the Trust Preferred Securities in liquidation of SVB Capital, subject to Silicon having received prior approval of the primary federal regulator of Silicon if then required under applicable capital guidelines or policies of such primary regulator. See "Description of the Trust Preferred Securities--Liquidation Distribution Upon Dissolution."

    In the event of the dissolution of SVB Capital, after satisfaction of liabilities to creditors of SVB Capital as required by applicable law, the holders of Trust Preferred Securities will be entitled to receive a liquidation amount of $25 per Trust Preferred Security ("Liquidation Amount"), plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a Distribution of such Like Amount of Junior Subordinated Debentures, subject to certain exceptions. See "Description of the Trust Preferred Securities-- Liquidation Distribution Upon Dissolution."

    The Junior Subordinated Debentures will be unsecured and subordinated to all Senior and Subordinated Debt. Although at March 31, 1998, Silicon had no outstanding Senior and Subordinated Debt, the terms of the Junior Subordinated Debentures place no limitation on the amount of Senior and Subordinated Debt that Silicon can issue. In addition, because Silicon is a holding company, substantially all of Silicon's assets consist of the capital stock of its subsidiaries. All obligations of Silicon relating to the securities described herein will be effectively subordinated to all existing and future liabilities of Silicon's subsidiaries. Silicon may cause additional trust preferred securities to be issued by trusts similar to SVB Capital in the future, and there is no limit on the amount of such securities that may be issued. In this event, Silicon's obligations under the junior subordinated debentures to be issued to such other trusts and Silicon's guarantees of the payments by such trusts will rank PARI PASSU with Silicon's obligations under the Junior Subordinated Debentures and the Guarantee, respectively. See "Risk Factors--Ranking of Silicon's Obligations under the Junior Subordinated Debentures and the Guarantee" and "Description of Junior Subordinated Debentures--Subordination."

    The Trust Preferred Securities have been approved for quotation on The Nasdaq Stock Market's National Market (the "Nasdaq National Market"). Although the Underwriters have indicated an intention to make a market in the Trust Preferred Securities, the Underwriters are not obligated to do so, and any market making may be discontinued at any time at the sole discretion of the Underwriter. There can be no assurance that a market will develop for the Trust Preferred Securities. See "Risk Factors--Absence of Existing Public Market; Market Prices" and "Underwriting."

    The Trust Preferred Securities and the Junior Subordinated Debentures will be represented by one or more global certificates registered in the name of The Depository Trust Company (the "Depositary") or its nominee. Beneficial interests in the Trust Preferred Securities and the Junior Subordinated Debentures will be shown on, and transfers thereof will be effected only through, records maintained by participants in the Depositary. The Depositary and the Paying Agent will be responsible for dividend payments to holders of the Trust Preferred Securities and the Junior Subordinated Debentures. Except as described herein, the Trust Preferred Securities in certificated form will not be issued in exchange for global certificates. See "Book-Entry Issuance."

                             AVAILABLE INFORMATION

    Silicon and SVB Capital have jointly filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering of the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, SVB Capital and the securities offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission, at the address set forth below. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to a copy of such document filed as an exhibit to the Registration Statement.

    Silicon is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by Silicon can be inspected and copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission also maintains a Web site (http://www.sec.gov) at which reports, proxy and information statements and other information regarding the Company may be accessed. In addition, such reports, proxy statements and other information can also be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

    No separate financial statements of SVB Capital have been included or incorporated by reference herein. Silicon and SVB Capital do not consider that such financial statements would be material to holders of the Trust Preferred Securities because SVB Capital is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Junior Subordinated Debentures of Silicon and issuing the Trust Securities. See "Prospectus Summary--SVB Capital," "Description of Trust Preferred Securities," "Description of Junior Subordinated Debentures" and "Description of Guarantee." In addition, Silicon does not expect that SVB Capital will be filing reports under the Exchange Act with the Commission.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE TRUST PREFERRED SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTING THE TRUST PREFERRED SECURITIES AND BIDDING FOR AND PURCHASING SUCH TRUST PREFERRED SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING." SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 previously filed by the Company with the Commission, are incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

    Each document filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of any offering of securities made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

    As used herein, the terms "Prospectus" and "herein" mean this Prospectus, including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time.

    THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS THAT HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE HEREIN (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). SUCH REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS DEPARTMENT, 3003 TASMAN DRIVE, SANTA CLARA, CALIFORNIA 95054, TELEPHONE (408) 654-7400.

    The Company will provide to the holders of the Trust Preferred Securities Annual Reports containing financial statements audited by the Company's independent auditors. The Company will also furnish Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q free of charge to holders of the Trust Preferred Securities who so request in writing to the Company.

    CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS CONSTITUTES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND
SECTION 21E OF THE EXCHANGE ACT, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "BELIEVE," "INTENDS," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. SUCH FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN, AND INVESTORS MUST RECOGNIZE THAT ACTUAL RESULTS MAY DIFFER FROM MANAGEMENT'S EXPECTATIONS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER THE CAPTION "RISK FACTORS" AS WELL AS THOSE DISCUSSED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THE STATEMENTS IN "RISK FACTORS" OF THIS PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. FOR PURPOSES OF THIS PROSPECTUS, UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES, (I) THE "COMPANY" REFERS TO SILICON VALLEY BANCSHARES, AND ITS WHOLLY OWNED SUBSIDIARIES, COLLECTIVELY, (II) "SILICON" REFERS TO THE PARENT COMPANY ONLY, AND (III) THE "BANK" REFERS TO SILICON VALLEY BANK ONLY.

    AS USED HEREIN, (I) THE "INDENTURE" MEANS THE JUNIOR SUBORDINATED INDENTURE DATED AS OF MAY 22, 1998, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME, BETWEEN SILICON AND WILMINGTON TRUST COMPANY, AS TRUSTEE (THE "INDENTURE TRUSTEE"), UNDER WHICH THE JUNIOR SUBORDINATED DEBENTURES WILL BE ISSUED, (II) THE "TRUST AGREEMENT" MEANS THE AMENDED AND RESTATED TRUST AGREEMENT RELATING TO SVB CAPITAL AMONG SILICON, AS DEPOSITOR, WILMINGTON TRUST COMPANY, AS PROPERTY TRUSTEE (THE "PROPERTY TRUSTEE"), WILMINGTON TRUST COMPANY, AS DELAWARE TRUSTEE (THE "DELAWARE TRUSTEE"), AND THE ADMINISTRATIVE TRUSTEES NAMED THEREIN (COLLECTIVELY, WITH THE PROPERTY TRUSTEE AND DELAWARE TRUSTEE, THE "ISSUER TRUSTEES"), (III) THE "GUARANTEE AGREEMENT" MEANS THE GUARANTEE AGREEMENT RELATING TO THE GUARANTEE BETWEEN SILICON AND WILMINGTON TRUST COMPANY, AS GUARANTEE TRUSTEE, AND (IV) THE "EXPENSE AGREEMENT" MEANS THE AGREEMENT AS TO EXPENSES AND LIABILITIES BETWEEN SILICON AND SVB CAPITAL.

                                  THE COMPANY

BUSINESS OVERVIEW

    Silicon Valley Bank was founded in 1983 to provide innovative banking products and services to emerging growth and middle-market companies located primarily in the Silicon Valley area of California (generally between Redwood City and San Jose). Initially, focusing on the technology and life sciences industries, the Bank created teams of banking specialists with knowledge of specifically targeted industries and developed tailored financial products appropriate to the particular stage of an emerging company's business and financial life cycle. From this initial focus, the Bank has expanded its client base on a national basis by implementing this strategy in the areas of entertainment, real estate, premium wineries, religious organizations and venture capital through the establishment of lending offices in locations with a critical mass of corporations fitting the Bank's target customer base. As of March 31, 1998, no particular industry sector (as identified by Standard Industrial Codes) represented more than 10% of the Bank's loan portfolio.

    The Bank has expanded from a single location in Santa Clara, California to a national network of 16 offices located in Arizona, California, Colorado, Georgia, Illinois, Maryland, Massachusetts, Oregon, Texas, and Washington.

    As of March 31, 1998, the Company had $2.8 billion in total assets, $2.6 billion in deposits, $1.2 billion in loans, net of unearned income, and $187.6 million in shareholders' equity. For the quarter ended March 31, 1998 (as compared to the quarter ended March 31, 1997), total assets increased 43.5%, deposit growth was 44.3%, loans, net of unearned income, increased 33.3%, net income increased 22.4% to $7.6 million and diluted earnings per share increased 17.7% to $0.36.

    TECHNOLOGY AND LIFE SCIENCES NICHE

    The Bank's technology and life sciences niche focuses on serving primarily venture capital-backed companies within a variety of technology and life sciences industries and markets across the nation. These companies are generally liquid, net providers of funds to the Bank, and often have low utilization of their credit facilities. Lending to this niche is typically related to working capital lines of credit, equipment financing, asset acquisition loans, and bridge financing. The following is an overview of the Bank's technology and life sciences niche practices.

    The Communications and Online Services practice serves companies in the networking, telecommunications and online services industries. The networking industry includes companies supplying the equipment and services that facilitate distributed enterprise networks such as local and wide area networks. The telecommunications industry encompasses the suppliers of equipment and services to companies and consumers for the transmission of voice, data and video. Companies included in the online services industry supply access, content, services, and support to individuals and businesses participating on the Internet, or in other online activities.

    The Computers and Peripherals practice focuses on companies that are engaged in the support and manufacturing of computers, electronic components and related peripheral products. Specific markets these companies serve include personal computers, specialty computer systems, add-in boards, printers, storage devices, networking equipment, and contract manufacturing.

    The Semiconductors practice serves companies involved in the design, manufacturing and marketing of integrated circuits. This includes companies involved in the manufacturing of semiconductor production equipment and semiconductors, testing and related services, electronic parts wholesaling, computer-aided design, and computer-aided manufacturing.

    The Software practice consists largely of companies specializing in the design of integrated computer systems, computer programming services, and the development and marketing of commercial and industrial applications as well as prepackaged software.

    The Life Sciences practices serve companies in the biotechnology, medical devices and health care services industries. The biotechnology industry includes companies involved in research and development of therapeutics and diagnostics for the medical and pharmaceuticals industries. The medical devices industry encompasses companies involved in the design, manufacturing and distribution of surgical instruments and medical equipment. Companies included in the health care services industry deal with patients, either in a primary care or secondary care role.

    In addition to the industry-related practices discussed above, the Bank has three other practices that provide commercial lending and other financial products and services to clients associated with the technology and life sciences industries. The Pacific Rim practice serves the market of Asian-owned or managed companies located in the U.S. which meet the criteria for inclusion in any of the industries mentioned above, while the Venture Capital practice provides venture capital firms with financing and other specialized products and services. Lastly, the Emerging Technologies practice, which was established in 1997, primarily targets non-venture-backed technology financial relationships in Northern California, with a primary focus on the software industry.

    SPECIAL INDUSTRY NICHES

    The Bank has always served a variety of commercial enterprises unrelated to its technology and life sciences niche. These clients are served through several special industry niche practices which generally focus their lending in specific regions throughout the U.S. The Bank's niche strategy evolved from clients unrelated to the technology and life sciences niche, and the Bank continues to follow this strategy by identifying industries whose financial services needs are underserved. The following is a brief summary of the Bank's special industry niche practices.

    The Real Estate practice is composed of real estate construction and term loans whose primary source of repayment is cash flow or sales proceeds from real property collateral. The focus of the Real Estate practice consists of construction loans for residential and commercial projects, and construction and mini-permanent loans on retail, industrial and office projects.

    The Premium Wineries practice focuses on wineries which produce select or exclusive vintages of up to 150,000 cases annually. Lending in this niche consists of both short-term inventory loans and term loans related to vineyard acquisition and development, equipment financing and cooperage.

    The Religious Financial Resources practice serves the credit needs of churches, temples, their affiliated schools, and other religious organizations nationwide. Products offered to this niche include term loans for refinancing existing debt, acquiring property and for construction, remodeling or renovation projects.

    The Entertainment practice serves the independent sector of the entertainment industry. This practice provides production loans, lines of credit and term loans for library and other acquisitions.

    In addition to serving the niches listed above, the Bank serves a broad array of industries through its Diversified Industries practice in Northern California. This practice allows the Bank to continue to evaluate potential niches by initially identifying and serving a few clients in related industries or markets.

    SPECIALIZED PRODUCTS AND SERVICES

    The Bank has several divisions that offer specialized lending products and other financial products and services to clients in the technology and life sciences niche as well as the special industry niches discussed above, enabling the Bank to better serve its clients' wide range of financial services needs. These divisions include: International, Cash Management, Treasury, Real Estate, Factoring, Commercial Finance and Executive Banking.

    The International Division provides foreign exchange, import and export letters of credit, documentary collections, and a number of other trade finance products and services to the Bank's clients, helping them to successfully operate in international markets. The Bank has been granted delegated authority by the Export-Import Bank of the U.S. (EX-IM) and the California Export Finance Office (CEFO), enabling the Bank to provide its clients with EX-IM and CEFO guaranteed working capital loans to finance foreign receivables and inventory intended for export, as well as provide purchase order financing.

    The Cash Management Division provides services to help the Bank's customers manage cash collections and disbursements efficiently and cost effectively. Services provided include wholesale lockbox services, electronic information reporting, controlled disbursement services, and a variety of other services designed to meet the banking and cash management needs of the Bank's clients.

    Through the Treasury Division, the Bank provides investment services to assist its clients with managing short-term investments. Investment securities purchased on behalf of clients include U.S. Treasury securities, U.S. agency securities, commercial paper, Eurodollar deposits, and bankers' acceptances.

    In addition to being a special industry niche, real estate lending is also a product offered to the Bank's clients. This product is typically offered to finance commercial real estate to be owned and operated by the Bank's client companies.

    Both the Factoring Division and the Commercial Finance Division offer alternative financing to client companies which do not qualify for the more traditional financing offered through the Bank's niche practices. The Factoring Division generally serves the Bank's emerging growth client base by purchasing clients' accounts receivable at a discount, making operating funds immediately available to the clients, and then managing the collection of these receivables. The Commercial Finance Division assists client companies during periods when profit performance has been interrupted or where greater flexibility is required by providing credit facilities that involve frequent monitoring of the underlying collateral, which generally consists of accounts receivable, inventory and equipment. As clients of the Factoring and Commercial Finance Divisions grow and their financial condition strengthens, they often end up being served through the Bank's niche practices.

    The Executive Banking Division focuses on serving the personal banking needs of senior executives and owners of the Bank's client companies, partners and senior executives of venture capital firms, attorneys, accountants, and other professionals whose businesses are affiliated with the Bank's niches.

    GENERAL

    Silicon Valley Bancshares is a California corporation and bank holding company that was incorporated on April 23, 1982. The Bank, a wholly owned subsidiary of Silicon, is Silicon's sole operating subsidiary. The Bank is a member of the Federal Reserve System and its deposits are insured by the

Federal Deposit Insurance Corporation ("FDIC"). Silicon's principal offices are located at 3003 Tasman Drive, Santa Clara, California 95054 and its telephone number is (408) 654-7400.

                                  SVB CAPITAL

    SVB Capital is a statutory business trust formed under Delaware law pursuant to (i) the Trust Agreement and (ii) the filing of a Certificate of Trust with the Delaware Secretary of State on April 29, 1998. SVB Capital's business and affairs are conducted by the Property Trustee, Delaware Trustee and three individual Administrative Trustees who are officers of the Company. SVB Capital exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures issued by Silicon, and (iii) engaging in only those other activities necessary, advisable or incidental thereto. The Junior Subordinated Debentures will be the sole assets of SVB Capital, and payments by Silicon under the Junior Subordinated Debentures and the Expense Agreement will be the sole revenues of SVB Capital. All of the Common Securities will be owned by Silicon. The Common Securities will rank PARI PASSU, and payments will be made thereon pro rata, with the Trust Preferred Securities, except that upon the occurrence and during the continuance of an event of default under the Trust Agreement resulting from an event of default under the Indenture, the rights of Silicon as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. See "Description of the Trust Preferred Securities--Subordination of Common Securities." Silicon will acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of SVB Capital. SVB Capital has a term of 31 years, but may terminate earlier as provided in the Trust Agreement.

    SVB Capital's principal offices are located at 3003 Tasman Drive, Santa Clara, California 95054 and its telephone number is (408) 654-7400.

                                  THE OFFERING

Trust Preferred Securities
  Issuer..........................  SVB Capital I ("SVB Capital")

Securities Offered................  1,600,000 Trust Preferred Securities having a
                                    Liquidation Amount of $25 per Trust Preferred Security.
                                    The Trust Preferred Securities represent preferred
                                    undivided beneficial interests in SVB Capital's assets,
                                    which will consist solely of the Junior Subordinated
                                    Debentures and payments thereunder.

Offering Price....................  $25 per Trust Preferred Security (Liquidation Amount
                                    $25), plus accumulated Distributions, if any, from May
                                    22, 1998.

Distributions.....................  The Distributions payable on each Trust Preferred
                                    Security will be fixed at a rate per annum of 8.25% of
                                    the Liquidation Amount of $25 per Trust Preferred
                                    Security, will be cumulative, will accrue from the date
                                    of issuance of the Trust Preferred Securities, and will
                                    be payable quarterly in arrears on the 15th day of
                                    March, June, September and December of each year,
                                    commencing on September 15, 1998 (subject to possible
                                    deferral as described below). The amount of each
                                    Distribution due with respect to the Trust Preferred
                                    Securities will include amounts accrued through the date
                                    the Distribution payment is due. See "Description of the
                                    Trust Preferred Securities."

Extension Periods.................  So long as no Debenture Event of Default (as defined herein) has occurred and is continuing, Silicon will
                                    have the right, at any time, to defer payments of
                                    interest on the Junior Subordinated Debentures by
                                    extending the interest payment period thereon for a
                                    period not exceeding 20 consecutive quarters with
                                    respect to each deferral period (each an "Extension
                                    Period"), provided that no Extension Period may extend
                                    beyond the Stated Maturity of the Junior Subordinated
                                    Debentures. If interest payments are so deferred,
                                    Distributions on the Trust Preferred Securities will
                                    also be deferred and Silicon will not be permitted,
                                    subject to certain exceptions described herein, to
                                    declare or pay any cash distributions with respect to
                                    Silicon's capital stock or debt securities that rank
                                    PARI PASSU with or junior to the Junior Subordinated
                                    Debentures. Silicon has not paid cash dividends or made
                                    distributions on its common stock during any of the past
                                    five years and currently Silicon has no debt securities
                                    that rank PARI PASSU with or junior to the Junior
                                    Subordinated Debentures. During an Extension Period,
                                    Distributions will continue to accumulate with interest
                                    thereon compounded quarterly. Because interest would
                                    continue to accrue and compound on the Junior
                                    Subordinated Debentures, to the extent permitted by
                                    applicable law, holders of the Trust Preferred
                                    Securities will be required to accrue income for United
                                    States federal income tax purposes. See "Description of
                                    Junior Subordinated Debentures--Option to Defer Interest
                                    Payment Period" and "Certain Federal Income Tax
                                    Consequences--Interest Income and Original Issue
                                    Discount."

Maturity..........................  The Junior Subordinated Debentures will mature on June
                                    15, 2028 which date may be shortened (such date, as it
                                    may be shortened, the "Stated Maturity") to a date not
                                    earlier than June 15, 2003 if certain conditions are met
                                    (including Silicon having received prior approval of the
                                    Federal Reserve to do so if then required under
                                    applicable capital guidelines or policies of the Federal
                                    Reserve).

Redemption........................  The Trust Preferred Securities will be subject to mandatory redemption upon repayment of the Junior
                                    Subordinated Debentures at their Stated Maturity or
                                    their earlier redemption at a redemption price equal to
                                    the aggregate Liquidation Amount of the Trust Preferred
                                    Securities plus accumulated and unpaid Distributions
                                    thereon to the date of redemption. Subject to Federal
                                    Reserve approval, if then required under applicable
                                    capital guidelines or policies of the Federal Reserve,
                                    the Junior Subordinated Debentures will be redeemable
                                    prior to maturity at the option of Silicon (i) on or
                                    after June 15, 2003 in whole at any time or in part from
                                    time to time, or (ii) at any time, in whole (but not in
                                    part), within 90 days following the occurrence of a Tax
                                    Event, an Investment Company Event or a Capital
                                    Treatment Event, in each case at a redemption price
                                    equal to 100% of the principal amount of the Junior
                                    Subordinated Debentures so redeemed, together with any
                                    accrued but unpaid interest to the date fixed for
                                    redemption. See "Description of the Trust Preferred
                                    Securities--Redemption" and "Description of Junior
                                    Subordinated Debentures--Redemption."

Distribution of Junior
  Subordinated Debentures.........  Silicon will have the right at any time to dissolve SVB
                                    Capital, after satisfaction of creditors of SVB Capital
                                    as required by applicable law, and cause the Junior
                                    Subordinated Debentures to be distributed to holders of
                                    Trust Preferred Securities in liquidation of SVB
                                    Capital, subject to Silicon having received prior
                                    approval of the Federal Reserve to do so if then
                                    required under applicable capital guidelines or policies
                                    of the Federal Reserve. See "Description of the Trust
                                    Preferred Securities-- Distribution of Junior
                                    Subordinated Debentures."

Guarantee.........................  Taken together, Silicon's obligations under various documents described herein, including the Guarantee
                                    Agreement, will provide a full, irrevocable and
                                    unconditional guarantee of payments by SVB Capital of
                                    Distributions and other amounts due on the Trust
                                    Preferred Securities. Under the Guarantee Agreement,
                                    Silicon guarantees the payment of Distributions by SVB
                                    Capital and payments on liquidation of SVB Capital or
                                    redemption of the Trust Preferred Securities
                                    (subordinate to the right to payment of Senior and
                                    Subordinated Debt of Silicon, as defined herein) to the
                                    extent of funds held by SVB Capital. If SVB Capital has
                                    insufficient funds to pay Distributions on the Trust
                                    Preferred Securities because Silicon has failed to make
                                    required payments under the Junior Subordinated
                                    Debentures, a holder of the Trust Preferred Securities
                                    would have the right to institute a legal proceeding
                                    directly against Silicon to enforce payment of such
                                    Distributions to such holder. See "Description of Junior
                                    Subordinated Debentures--Enforcement of Certain Rights
                                    by Holders of Trust Preferred Securities," "Description
                                    of Junior Subordinated Debentures--Debenture Events of
                                    Default" and "Description of Guarantee."

Ranking...........................  The Trust Preferred Securities will rank PARI PASSU, and payments thereon will be made pro rata, with the Common
                                    Securities of SVB Capital held by Silicon, except as
                                    described under "Description of the Trust Preferred
                                    Securities-- Subordination of Common Securities." The
                                    obligations of Silicon under the Guarantee, the Junior
                                    Subordinated Debentures and other documents described
                                    herein will be unsecured and rank subordinate and junior
                                    in right of payment to all current and future Senior and
                                    Subordinated Debt, the amount of which is unlimited. In
                                    addition, because Silicon is a holding company,
                                    substantially all of Silicon's assets consist of the
                                    capital stock of its subsidiaries. All obligations of
                                    Silicon relating to the securities described herein will
                                    be effectively subordinated to all existing and future
                                    liabilities of Silicon's subsidiaries. Silicon may cause
                                    additional trust preferred securities to be issued by
                                    trusts similar to SVB Capital in the future, and there
                                    is no limit on the amount of such securities that may be
                                    issued. In this event, Silicon's obligations under the
                                    junior subordinated debentures to be issued to such
                                    other trusts and Silicon's guarantees of the payments by
                                    such trusts will rank

                                    PARI PASSU with Silicon's obligations under the Junior
                                    Subordinated Debentures and the Guarantee, respectively.

Voting Rights.....................  The holders of the Trust Preferred Securities will generally have limited voting rights relating only to
                                    the modification of the Trust Preferred Securities, the
                                    dissolution, winding-up or termination of SVB Capital
                                    and certain other matters described herein. See
                                    "Description of the Trust Preferred Securities-- Voting
                                    Rights; Amendment of the Trust Agreement."

ERISA Considerations..............  Prospective purchasers should carefully consider the information set forth under "Certain ERISA
                                    Considerations."

Nasdaq National Market Symbol.....  The Trust Preferred Securities have been approved for quotation on the Nasdaq National Market under the symbol
                                    SIVBP.

Use of Proceeds...................  The proceeds to SVB Capital from the sale of the Trust
                                    Preferred Securities offered hereby will be invested by
                                    SVB Capital in the Junior Subordinated Debentures of
                                    Silicon. Silicon intends to invest approximately $20.0
                                    million of the net proceeds in the Bank. Silicon intends
                                    to use the remaining net proceeds for general corporate
                                    purposes, which may include, without limitation,
                                    investments in liquid government and corporate debt
                                    securities, additional investments in the Bank and
                                    investments in venture capital funds. Silicon expects
                                    the Trust Preferred Securities to qualify as Tier 1
                                    Capital under the capital guidelines of the Federal
                                    Reserve. See "Use of Proceeds."

    For additional information regarding the Trust Preferred Securities, see "Description of the Trust Preferred Securities," "Description of Junior Subordinated Debentures," "Book-Entry Issuance," "Description of Guarantee," "Expense Agreement" and "Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee."

                                  RISK FACTORS

    Prospective investors should carefully consider the matters set forth under "Risk Factors" beginning on page 16.

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

    The following summary presents selected consolidated financial data of the Company and its subsidiaries as of, and for the years ended, December 31, 1997, 1996, 1995, 1994 and 1993. Certain financial data has been derived from the Company's audited consolidated financial statements. The following summary presents selected consolidated financial data for the three months ended March 31, 1998 and 1997. Certain financial data has been derived from the Company's unaudited consolidated quarterly financial statements which, in the opinion of management, include all adjustments (consisting of only normal, recurring adjustments) considered necessary for a fair presentation. The summary selected consolidated financial data should be read in conjunction with the Company's consolidated financial statements and related notes incorporated herein by reference. The summary selected consolidated financial data for the three months ended March 31, 1998 is not necessarily indicative of the operating results to be expected for the entire year. All share and per share information has been adjusted as of each date presented to reflect a two-for-one stock split to shareholders of record on April 17, 1998.

                                 THREE MONTHS ENDED
                                     MARCH 31,                       YEAR ENDED DECEMBER 31,
                                --------------------  -----------------------------------------------------
                                  1998       1997       1997       1996       1995       1994       1993
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       (DOLLARS AND NUMBERS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT SUMMARY:
Net interest income...........  $  31,937  $  23,857  $ 110,824  $  87,275  $  73,952  $  60,260  $  50,410
Provision for loan losses.....      5,480      3,348     10,067     10,426      8,737      3,087      9,702
Noninterest income............      5,391      4,830     13,265     11,609     12,565      4,922      9,316
Noninterest expense...........     18,904     14,667     66,301     52,682     47,925     45,599     47,357
Income before taxes...........     12,944     10,672     47,721     35,776     29,855     16,496      2,667
Income tax expense............      5,365      4,482     20,043     14,310     11,702      7,430      1,066
Net income....................      7,579      6,190     27,678     21,466     18,153      9,066      1,601

COMMON SHARE SUMMARY(1):
Basic earnings per share......  $    0.38  $    0.33  $    1.43  $    1.17  $    1.04  $    0.55  $    0.10
Diluted earnings per share....       0.36       0.31       1.36       1.11       0.99       0.53       0.10
Book value per share..........       9.16       7.35       8.75       7.26       5.86       4.54       4.24
Weighted average shares
  outstanding.................     20,065     18,988     19,370     18,426     17,494     16,670     15,920
Weighted average diluted
  shares outstanding..........     20,853     19,971     20,338     19,382     18,288     17,066     16,326

PERIOD-END BALANCE SHEET
  SUMMARY:
Assets........................  $2,800,900 $1,951,522 $2,625,123 $1,924,544 $1,407,587 $1,161,539 $ 992,289
Loans, net of unearned
  income......................  1,242,014    931,457  1,174,645    863,492    738,405    703,809    564,555
Deposits......................  2,597,200  1,799,683  2,432,407  1,774,304  1,290,060  1,075,373    914,959
Shareholders' equity..........    187,556    140,245    174,481    135,400    104,974     77,257     70,336

AVERAGE BALANCE SHEET SUMMARY:
Assets........................  $2,595,702 $1,871,610 $2,140,630 $1,573,903 $1,165,004 $ 956,325  $ 917,569
Loans, net of unearned
  income......................  1,171,078    862,531    973,637    779,655    681,255    592,759    574,546
Deposits......................  2,393,707  1,717,270  1,973,118  1,441,360  1,060,333    877,787    846,298
Shareholders' equity..........    182,294    138,908    152,118    119,788     91,710     73,461     68,198

CAPITAL RATIOS:
Total risk-based capital
  ratio.......................       11.9%      11.7%      11.5%      11.5%      11.9%      10.1%      11.3%
Tier 1 risk-based capital
  ratio.......................       10.6%      10.5%      10.2%      10.2%      10.6%       8.9%      10.1%
Tier 1 leverage ratio.........        7.1%       7.6%       7.1%       7.7%       8.0%       8.3%       7.2%
Average shareholders' equity
  to average assets...........        7.0%       7.4%       7.1%       7.6%       7.9%       7.7%       7.4%

                                                 (FOOTNOTES APPEAR ON NEXT PAGE)

                                        THREE MONTHS ENDED
                                            MARCH 31,                       YEAR ENDED DECEMBER 31,
                                       --------------------  -----------------------------------------------------
                                         1998       1997       1997       1996       1995       1994       1993
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              (DOLLARS AND NUMBERS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

SELECTED ASSET QUALITY DATA:
Loans past due 90 days or more.......  $   1,080  $   1,142  $   1,016  $   8,556  $     906  $     444  $   2,014
Nonaccrual loans.....................     19,297     15,001     24,476     14,581     27,867     11,269     43,001
Total nonperforming loans............     20,377     16,143     25,492     23,137     28,773     11,713     45,015
Other real estate owned and other
  foreclosed assets..................      1,858      1,426      1,858      1,948      4,955      7,089     14,261
Total nonperforming assets...........     22,235     17,569     27,350     25,085     33,728     18,802     59,276
Allowance for loan losses............     40,400     36,400     37,700     32,700     29,700     20,000     25,000
SELECTED FINANCIAL RATIOS:
Return on average assets(2)..........        1.2%       1.3%       1.3%       1.4%       1.6%       0.9%       0.2%
Return on average shareholders'
  equity(2)..........................       16.9%      18.1%      18.2%      17.9%      19.8%      12.3%       2.3%
Dividends declared to net income.....         --         --         --         --         --         --         --
Efficiency ratio(3)..................       54.9%      57.5%      55.9%      55.9%      60.6%      68.3%      68.9%
Net interest margin(2)...............        5.3%       5.7%       5.6%       6.1%       7.1%       7.2%       6.4%
Allowance for loan losses as a
  percentage of
  total loans........................        3.2%       3.9%       3.2%       3.8%       4.0%       2.8%       4.4%
  total nonperforming loans..........      198.3%     225.5%     147.9%     141.3%     103.2%     170.8%      55.5%
Nonperforming assets to loans and
  OREO and other foreclosed assets...        1.8%       1.9%       2.3%       2.9%       4.5%       2.6%      10.2%
Net charge-offs to average
  loans(2)...........................        1.0%      (0.2)%       0.5%       1.0%      (0.1)%       1.4%       1.2%
Ratios of earnings to fixed
  charges(4)
  Excluding interest on deposits.....      23.28x     23.35x     24.86x     19.83x     15.93x     12.78x      3.22x
  Including interest on deposits.....       1.71x      1.93x      1.84x      1.90x      2.02x      2.02x      1.18x

------------------------------

(1) Includes adjustments made to reflect a two-for-one stock split to shareholders of record on April 17, 1998.

(2) Annualized for the three-month periods ended March 31, 1998 and 1997.

(3) Noninterest expense (excluding OREO costs) divided by the sum of net interest income plus noninterest income excluding warrant income and securities gains/losses.

(4) For purposes of computing the ratio of earnings to fixed charges, earnings represents income before income taxes, extraordinary items and fixed charges. Fixed charges represents interest expense and rent expense.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT IN THE TRUST PREFERRED SECURITIES OFFERED HEREBY.

RANKING OF SILICON'S OBLIGATIONS UNDER THE JUNIOR SUBORDINATED DEBENTURES AND
  THE GUARANTEE

    All obligations of Silicon under the Guarantee, the Junior Subordinated Debentures and other documents described herein will be unsecured and rank subordinate and junior in right of payment to all current and future Senior and Subordinated Debt, the amount of which is unlimited. In addition, because Silicon is a holding company, all obligations of Silicon relating to the securities described herein will be effectively subordinated to all existing and future liabilities of Silicon's subsidiaries, including the Bank. As a holding company, the right of Silicon to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Trust Preferred Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary, except to the extent that Silicon may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures and all obligations of Silicon relating to the Trust Preferred Securities will be effectively subordinated to all existing and future liabilities of the Bank, and holders of the Trust Preferred Securities should look only to the assets of Silicon, and not of its subsidiaries, for principal and interest payments on the Junior Subordinated Debentures. Although at March 31, 1998 Silicon had no outstanding Senior and Subordinated Debt, none of the Indenture, the Guarantee or the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior and Subordinated Debt, that may be incurred by Silicon or its subsidiaries. Further, there is no limitation on Silicon's ability to issue additional junior subordinated debentures in connection with any further offerings of trust preferred securities, and such additional debentures would rank PARI PASSU with the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Subordination" and "Description of Guarantee--Status of the Guarantee."

DEPENDENCE ON DIVIDENDS AND INTEREST PAYMENTS FROM THE BANK

    The ability of SVB Capital to pay amounts due on the Trust Preferred Securities will be solely dependent upon Silicon making payments on the Junior Subordinated Debentures as and when required. As a holding company without significant assets other than its equity interest in the Bank, Silicon's ability to pay interest on the Junior Subordinated Debentures to SVB Capital (and consequently SVB Capital's ability to pay Distributions on the Trust Preferred Securities and Silicon's ability to pay its obligations under the Guarantee) will depend primarily upon the cash dividends Silicon receives from the Bank. Dividend payments from the Bank are subject to regulatory limitations, generally based on current and retained earnings, imposed by the various regulatory agencies with authority over the Bank. Payment of dividends is also subject to regulatory restrictions if such dividends would impair the capital of the Bank. Payment of dividends by the Bank is also subject to the Bank's profitability, financial condition and capital expenditures and other cash flow requirements. No assurance can be given that the Bank will be able to pay dividends at past levels, or at all, in the future. See the section entitled "Supervision and Regulation" in Silicon's Annual Report on Form 10-K for the year ended December 31, 1997 which is incorporated herein by reference.

OPTION TO DEFER INTEREST PAYMENT PERIOD; TAX CONSEQUENCES OF A DEFERRAL OF
  INTEREST PAYMENTS

    So long as no Debenture Event of Default (as defined herein) has occurred and is continuing, Silicon will have the right under the Indenture to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral, quarterly

Distributions on the Trust Preferred Securities by SVB Capital will be deferred (and the amount of Distributions to which holders of the Trust Preferred Securities are entitled will accumulate additional amounts thereon at the rate of 8.25% per annum, compounded quarterly, from the relevant payment date for such Distributions, to the extent permitted by applicable law) during any such Extension Period. During any such Extension Period, Silicon will be prohibited from making certain payments or distributions with respect to Silicon's capital stock (including dividends on or redemptions of common or preferred stock) and from making certain payments with respect to any debt securities of Silicon that rank PARI PASSU with or junior in interest to the Junior Subordinated Debentures; however, Silicon will not be restricted from (a) paying dividends or distributions in common stock of Silicon, (b) redeeming rights or taking certain other actions under a shareholders' rights plan, (c) making payments under the Guarantee or (d) making purchases of common stock related to the issuance of common stock or rights under any of Silicon's benefit plans for its directors, officers, employees or consultants. Silicon has not paid cash dividends or made distributions on its common stock during any of the past five years and currently Silicon has no debt securities that rank PARI PASSU with or junior in interest to the Junior Subordinated Debentures. Further, during an Extension Period, Silicon will have the ability to continue to make payments on Senior and Subordinated Debt. Prior to the termination of any Extension Period, Silicon may further extend such Extension Period provided that such extension does not cause such Extension Period to exceed 20 consecutive quarters or to extend beyond the Stated Maturity. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the annual rate of 8.25%, compounded quarterly, to the extent permitted by applicable law), Silicon may elect to begin a new Extension Period subject to the above requirements. There is no limitation on the number of times that Silicon may elect to begin an Extension Period. See "Description of the Trust Preferred Securities--Distributions" and "Description of Junior Subordinated Debentures--Option to Defer Interest Payment Period."

    Silicon has no current plan to exercise its option to defer payments of interest and considers the likelihood of exercising the option to be a remote contingency as of the issue date of the Junior Subordinated Debentures. Therefore, it is Silicon's position for tax reporting purposes that the Junior Subordinated Debentures will be treated as issued without "original issue discount" for United States federal income tax purposes. As a result, holders of Trust Preferred Securities will include interest in taxable income under their own methods of accounting (i.e., cash or accrual). If Silicon exercises its right to defer payments of interest, the holders of Trust Preferred Securities will be required to include their pro rata share of original issue discount in gross income as it accrues for United States federal income tax (and possibly other) purposes in advance of the receipt of cash. If the tax authorities successfully asserted that, as of the issue date of the Junior Subordinated Debentures, exercise of the option is not a remote or incidental contingency, the tax authorities would treat the Junior Subordinated Debentures as being issued with contingent payments for interest accrual purposes under the Treasury Regulations. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount." If Silicon elects to exercise its right to defer payments of interest in the future, the market price of the Trust Preferred Securities is likely to be adversely affected. A holder that disposes of such holder's Trust Preferred Securities during an Extension Period, therefore, might not receive the same return on such holder's investment as a holder that continues to hold the Trust Preferred Securities.

REDEMPTION PRIOR TO STATED MATURITY

    Silicon may at any time, at its option, on or after June 15, 2003, redeem the Junior Subordinated Debentures in whole at any time or in part from time to time at 100% of the principal amount together with any accrued but unpaid interest to the date fixed for redemption.

    In addition, upon the occurrence and during the continuation of a Tax Event, an Investment Company Event or a Capital Treatment Event (whether occurring before or after June 15, 2003), Silicon will have the right, if certain conditions are met, to redeem the Junior Subordinated Debentures in whole (but not in part) at 100% of the principal amount together with accrued but unpaid interest to the date fixed for redemption within 90 days following the occurrence of such Tax Event, Investment Company Event or Capital Treatment Event and, therefore, cause a mandatory redemption of the Trust Preferred Securities. The exercise of such right is subject to Silicon having received the prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of the Trust Preferred Securities--Redemption."

    A "Tax Event" means the receipt by Silicon and SVB Capital of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such prospective change, pronouncement or decision is announced on or after the original issuance of the Trust Preferred Securities, there is more than an insubstantial risk that (i) SVB Capital is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by Silicon on the Junior Subordinated Debentures is not, or within 90 days of such opinion will not be, deductible by Silicon, in whole or in part, for United States federal income tax purposes, or (iii) SVB Capital is, or will be within 90 days of the date of the opinion, subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges. See "Possible Tax Law Changes Affecting the Trust Preferred Securities" below for a discussion of certain legislative proposals that, if adopted, could give rise to a Tax Event, which may permit Silicon to cause a redemption of the Junior Subordinated Debentures (and therefore the Trust Preferred Securities) prior to June 15, 2003.

    An "Investment Company Event" means the receipt by Silicon and SVB Capital of an opinion of counsel experienced in such matters to the effect that, as a result of any change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that SVB Capital is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change becomes effective on or after the original issuance of the Trust Preferred Securities.

    A "Capital Treatment Event" means the reasonable determination by Silicon that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such prospective change, pronouncement or decision is announced on or after the date of original issuance of the Trust Preferred Securities, there is more than an insubstantial risk that Silicon will not be entitled to treat the Trust Preferred Securities (or any substantial portion thereof) as "Tier 1 Capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to Silicon.

POSSIBLE TAX LAW CHANGES AFFECTING THE TRUST PREFERRED SECURITIES

    Congress and the Clinton Administration have considered proposals that would deny an issuer a deduction for United States income tax purposes for the payment of interest on instruments with characteristics similar to the Junior Subordinated Debentures. While no such adverse legislation has been enacted, and no such legislation is currently pending, there can be no assurance that similar legislation proposed and enacted after the date hereof would not adversely affect the tax treatment of the Junior Subordinated Debentures. Such a change would give rise to a Tax Event which may permit Silicon to cause a redemption of the Trust Preferred Securities by electing to prepay the Junior Subordinated Debentures. See "Description of the Trust Preferred Securities--Redemption;" "Description of Junior Subordinated Debentures--Redemption" and "Certain Federal Income Tax Consequences."

POSSIBLE DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF TRUST
  PREFERRED SECURITIES

    Silicon will have the right at any time to dissolve SVB Capital and, after satisfaction of liabilities to creditors of SVB Capital as required by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Preferred Securities in liquidation of SVB Capital. Because holders of the Trust Preferred Securities may receive Junior Subordinated Debentures in liquidation of SVB Capital and because Distributions are otherwise limited to payments on the Junior Subordinated Debentures, prospective purchasers of the Trust Preferred Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein. See "Description of the Trust Preferred Securities--Liquidation Distribution Upon Dissolution" and "Description of Junior Subordinated Debentures."

    Under current United States federal income tax law and interpretations and assuming, as set forth in an opinion of counsel to Silicon, SVB Capital is classified as a grantor trust for such purposes, a distribution of the Junior Subordinated Debentures upon a liquidation of SVB Capital should not be a taxable event to holders of the Trust Preferred Securities. However, if a Tax Event were to occur which would cause SVB Capital to be subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, a distribution of the Junior Subordinated Debentures by SVB Capital could be a taxable event to SVB Capital and the holders of the Trust Preferred Securities. See "Certain Federal Income Tax Consequences--Distribution of Junior Subordinated Debentures to Holders of Trust Preferred Securities."

SHORTENING OF STATED MATURITY OF JUNIOR SUBORDINATED DEBENTURES

    Silicon will have the right at any time to shorten the maturity of the Junior Subordinated Debentures to a date not earlier than five years from the date of issuance and thereby cause the Trust Preferred Securities to be redeemed on such earlier date. The exercise of such right is subject to Silicon having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of Junior Subordinated Debentures--Redemption."

LIMITATIONS ON DIRECT ACTIONS AGAINST SILICON AND ON RIGHTS UNDER THE GUARANTEE

    The Guarantee guarantees to the holders of the Trust Preferred Securities the following payments, to the extent not paid by SVB Capital: (i) any accumulated and unpaid Distributions required to be paid on the Trust Preferred Securities, to the extent that SVB Capital has funds on hand available therefor at such time, (ii) the redemption price with respect to any Trust Preferred Securities called for redemption, to the extent that SVB Capital has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of SVB Capital (unless the Junior Subordinated Debentures are distributed to holders of the Trust Preferred Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment to the extent that SVB Capital has funds on hand available therefor at such time (the "Liquidation Distribution") and (b) the amount of assets of SVB Capital remaining available for distribution to holders of the Trust Preferred Securities after satisfaction of liabilities to creditors of SVB Capital as required by applicable law. The holders of not less than a majority in aggregate liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee Agreement. Any holder of the Trust Preferred Securities may institute a legal proceeding directly against Silicon to enforce its rights under the Guarantee without first instituting a legal proceeding against SVB Capital, the Guarantee Trustee or any other person or entity. If Silicon were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, SVB Capital would lack funds for the payment of Distributions or amounts payable on redemption of the Trust Preferred Securities or otherwise, and, in such event, holders of the Trust Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, in the event a Debenture Event of Default shall have occurred and be continuing and such event is attributable to the failure of Silicon to pay interest on or principal of the Junior Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Trust Preferred Securities may institute a legal proceeding directly against Silicon for enforcement of payment to such holder of the principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Trust Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, Silicon will have a right of set-off under the Indenture to the extent of any payment made by Silicon to such holder of Trust Preferred Securities in the Direct Action. Except as described herein, holders of Trust Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures-- Enforcement of Certain Rights by Holders of Trust Preferred Securities" and "Description of Guarantee." The Trust Agreement provides that each holder of Trust Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee Agreement and the Indenture.

ABILITY TO MAKE PAYMENTS ON THE TRUST PREFERRED SECURITIES AND JUNIOR
  SUBORDINATED DEBENTURES

    Substantially all of the assets of Silicon consist of the capital stock of its subsidiaries. Silicon is a legal entity separate and distinct from its subsidiaries. The ability of SVB Capital to pay amounts due on the Trust Preferred Securities will be solely dependent upon Silicon making payments on the Junior Subordinated Debentures as and when required. Silicon's ability to pay interest on the Junior Subordinated Debentures to SVB Capital (and consequently, SVB Capital's ability to pay distributions on the Trust Preferred Securities and Silicon's ability to pay its obligations under the Guarantee) will depend primarily on cash and liquid investments at Silicon and upon cash dividends and interest payments Silicon may receive in the future from its subsidiaries. Payment of dividends by subsidiaries is subject to the subsidiaries' profitability, financial condition, capital expenditure and other cash flow requirements.

UNCERTAINTY OF DEDUCTIBILITY OF INTEREST ON THE JUNIOR SUBORDINATED DEBENTURES

    Silicon's ability to deduct the interest paid on the Junior Subordinated Debentures will depend upon whether the Junior Subordinated Debentures are characterized as debt instruments for federal income tax purposes, taking all the relevant facts and circumstances into account. Counsel has rendered an opinion to Silicon that the Junior Subordinated Debentures are debt instruments for federal income tax purposes. In accordance with such opinion of counsel, interest on the Junior Subordinated Debentures will be deductible by Silicon. However, a legal opinion is not binding on the tax authorities or the courts. If the interest on the Junior Subordinated Debentures is finally determined not to be deductible by Silicon, Silicon would have significant additional income tax liabilities. Any such tax liability could adversely affect the ability of Silicon to pay interest on the Junior Subordinated Debentures to SVB Capital (and consequently SVB Capital's ability to pay Distributions on the Trust Preferred Securities and Silicon's ability to pay its obligations under the Guarantee).

LIMITED COVENANTS

    The covenants in the Indenture are limited, and there are no covenants relating to Silicon in the Trust Agreement. As a result, neither the Indenture nor the Trust Agreement protects holders of Junior Subordinated Debentures, or Trust Preferred Securities, respectively, in the event of a material adverse change in Silicon's or the Company's financial condition or results of operations or limits the ability of Silicon or any subsidiary to incur additional indebtedness. Therefore, the provisions of these governing instruments should not be considered a significant factor in evaluating whether Silicon will be able to comply with its obligations under the Junior Subordinated Debentures or the Guarantee.

LIMITED VOTING RIGHTS

    Holders of Trust Preferred Securities will generally have limited voting rights relating only to the modification of the Trust Preferred Securities, the dissolution, winding-up or liquidation of SVB Capital, and the exercise of SVB Capital's rights as holder of Junior Subordinated Debentures. Holders of Trust Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, and such voting rights are vested exclusively in the holder of the Common Securities except upon the occurrence of certain events described herein. In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Common Securities. The Property Trustee, the Administrative Trustees and Silicon may amend the Trust Agreement without the consent of holders of Trust Preferred Securities to ensure that SVB Capital will be classified for United States federal income tax purposes as a grantor trust or to ensure that SVB Capital will not be required to register as an "investment company," even if such action adversely affects the interests of such holders. See "Description of Trust Preferred Securities--Voting Rights; Amendment of the Trust Agreement" and "--Removal of Trustees."

ABSENCE OF EXISTING PUBLIC MARKET; MARKET PRICES

    Although the Trust Preferred Securities have been approved for quotation on the Nasdaq National Market, there is no existing market for the Trust Preferred Securities. There can be no assurance that an active and liquid trading market for the Trust Preferred Securities will develop or that quotation of the Trust Preferred Securities will continue to be available on Nasdaq. Although the Underwriters have informed SVB Capital and the Company that the Underwriters intend to make a market in the Trust Preferred Securities offered hereby, the Underwriters are not obligated to do so and any such market making activity may be terminated at any time without notice to the holders of the Trust Preferred Securities. Future trading prices of the Trust Preferred Securities will depend on many factors including, among other things, prevailing interest rates, the operating results and financial condition of the Company, and the market for similar securities. As a result of the existence of Silicon's right to defer interest payments on or, subject to prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, shorten the Stated Maturity of the Junior Subordinated Debentures, the market price of the Trust Preferred Securities may be more volatile than the market prices of debt securities that are not subject to such optional deferrals or reduction in maturity. There can be no assurance as to the market prices for the Trust Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for the Trust Preferred Securities if Silicon exercises its right to terminate SVB Capital. Accordingly, the Trust Preferred Securities that an investor may purchase, or the Junior Subordinated Debentures that a holder of the Trust Preferred Securities may receive in liquidation of SVB Capital, may trade at a discount from the price that the investor paid to purchase the Trust Preferred Securities offered hereby.

ECONOMIC CONDITIONS AND INTEREST RATE RISK

    The Company's profitability, like most other financial institutions, is primarily dependent on interest rate differentials. In general, the difference between the interest rates paid by the Bank on interest-bearing liabilities, such as deposits and other borrowings, and the interest rates received by the Bank on interest-earning assets, such as loans extended to its clients and securities held in its investment portfolio, comprise the major portion of the Company's earnings. These rates are highly sensitive to many factors that are beyond the control of the Company, such as inflation, recession and unemployment, and the impact that future changes in domestic and foreign economic conditions might have on Silicon and the Bank cannot be predicted.

COMPETITION

    The banking and financial services business environment in California, as well as the rest of the U.S., is highly and increasingly competitive. The Bank competes for client loans, deposits and other financial products and services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market and other mutual funds, credit unions, and other non-bank financial services providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial products and services than the Bank. The increasingly competitive environment is primarily a result of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. In order to compete with other financial services providers, the Bank principally relies upon promotional activities and industry knowledge in its market areas, personal relationships with clients and other service providers, referral sources established by officers, directors and employees, and specialized services tailored to meet the Bank's clients' needs.

CREDIT QUALITY

    A significant source of risk for the Bank arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. The Bank has adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for loan losses, that management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying the Bank's credit portfolio. No assurance can be given that such policies and procedures will be effective or that the Bank will not experience unexpected losses that could materially adversely affect the Bank's results of operations.

IMPORTANCE OF CAPITAL FOR START-UP AND EMERGING GROWTH COMPANIES

    The Bank's strategy has focused on providing banking products and services to start-up and emerging growth companies receiving financial support from sophisticated investors, including angel, venture capital and corporate investors. The available supply of capital for start-up and emerging growth companies has grown significantly during the Bank's existence resulting in an expanding number of new clients for the Bank. If the capital available to invest in start-up and emerging growth companies decreases, it is likely that the number of new clients of the Bank and the financial support of borrowing clients by venture investors would decrease which could have an adverse effect on the Bank's future prospects. Among the factors that could affect the amount of capital available to start-up and emerging growth companies is the receptivity of the capital markets to initial public offerings of companies within the Bank's high technology and life sciences niches. Based on the Bank's past experience, the Bank believes that a decrease in capital availability for start-up and emerging growth companies may enhance the Bank's ability to retain existing loan commitments longer because loan payoffs due to initial public offerings, secondary offerings and acquisitions may diminish. In addition, based on past experience, the Bank believes that established venture capitalists would be able to continue to fund future and follow-on investments in their portfolio companies for a period of time because they have traditionally reserved funds for such purposes.

YEAR 2000 COMPLIANCE

    In May 1997, the Federal Financial Institutions Examination Council issued an interagency statement to the chief executive officers of all federally supervised financial institutions regarding "year 2000" project awareness. It is expected that unless financial institutions address the technology issues relating to the coming of the year 2000, there will be major disruptions in the operation of financial institutions. The statement provides guidance to financial institutions, providers of data services and all examining personnel of the federal banking agencies regarding the year 2000 issue. The federal banking agencies intend to conduct year 2000 compliance examinations, and the failure to implement a year 2000 compliance program by December 31, 1998 may be viewed by the federal banking agencies as an unsafe and unsound banking practice. In addition, the federal banking agencies will be taking into account year 2000 compliance programs when analyzing applications to acquire a bank or other bank holding company and may deny an application based on year 2000-related issues.

    The Company is aware of the "year 2000" issue and the related potential risks. The Bank has engaged a third party vendor, a recognized expert in assisting in all phases of year 2000 compliance, as part of a multiphase project to assist the Bank in addressing the year 2000 issue. The first two phases of the year 2000 compliance project (systems inventory and risk assessment) are projected to be completed during the second quarter of 1998. The expense and related potential impact on the Company's pre-tax earnings of the first two phases of the year 2000 compliance project is expected to approximate $250,000. Phase three, renovation, consists of analysis, remediation and unit testing, and is projected to be completed by the end of 1998. The expense and related potential impact on the Company's pre-tax earnings of phase three of the year 2000 compliance project is expected to approximate $1,250,000. The fourth and final phase, validation and implementation, is expected to begin in the first quarter of 1999. Management has not yet assessed the potential financial impact of the last phase of the project.

ECONOMIC CONDITIONS IN ASIA

    Management of the Company has been undertaking an ongoing evaluation of the economic events occurring in Asia during recent months. Based on the results to date from this evaluation, no significant current or forecasted negative impact has been identified with respect to the Company's loan growth, credit quality, overall financial condition or results of operations. Future events and circumstances surrounding the economic conditions in Asia cannot be predicted, nor can any assurance be given that these future events and circumstances will not adversely affect the Company's loan growth, credit quality, overall financial condition or results of operations.

OTHER RISK FACTORS

    For a discussion of other risk factors that should be considered by potential investors, please see the sections entitled "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Silicon's Annual Report on Form 10-K for the year ended December 31, 1997 which is incorporated herein by reference.

                              RECENT DEVELOPMENTS

    The following information regarding the Company's results of operations for the quarter ended March 31, 1998 should be read in conjunction with the financial information set forth in the Company's Quarterly Report on Form 10-Q, which is incorporated herein by reference.

    The Company's total assets were $2.8 billion at March 31, 1998, an increase of $849.4 million, or 43.5%, compared to $2.0 billion at March 31, 1997. Total deposits increased $797.5 million, or 44.3%, to $2.6 billion at March 31, 1998, from $1.8 billion a year earlier. Of these deposit totals, at March 31, 1998, 29.5% consisted of noninterest-bearing demand deposits, versus a comparative 33.6% composition of noninterest-bearing demand deposits at March 31, 1997. Loans, net of unearned income, totaled $1.2 billion at March 31, 1998, an increase of $310.6 million, or 33.3%, compared to $931.5 million at March 31, 1997. Total shareholders' equity was $187.6 million at March 31, 1998, an increase of $47.3 million, or 33.7%, compared to $140.2 million a year prior. The Company's market capitalization was $625.5 million as of March 31, 1998, an 84.8% increase compared to the $338.5 million total a year earlier.

    The Company reported net income for the quarter ended March 31, 1998, of $7.6 million, a $1.4 million, or 22.4%, increase from the $6.2 million earned in the first quarter of 1997. The increase was largely due to growth in average interest-earning assets, partially offset by increases in noninterest expense and the provision for loan losses. Diluted earnings per share totaled $0.36 for the first quarter of 1998, an increase of 17.7% compared to $0.31 per diluted share for the first quarter of 1997. For the first quarter of 1998, return on average assets (ROA) was 1.2%, versus 1.3% in the first quarter of 1997. Return on average equity (ROE) was 16.9% in the first quarter of 1998, compared to 18.1% in the first quarter of 1997. Net interest income totaled $31.9 million for the first quarter of 1998, an $8.1 million, or 33.9%, increase compared to the $23.9 million total for the first quarter of the prior year. The net interest margin for the first quarter of 1998 was 5.3% compared with 5.7% in the first quarter of 1997 and 5.4% in the fourth quarter of 1997. Noninterest income totaled $5.4 million in the first quarter of 1998, an increase of $0.6 million, or 11.6%, compared to the $4.8 million total in the first quarter of 1997. This increase was largely due to a $0.7 million increase in letter of credit fees, foreign exchange fees and other trade finance income and a $0.5 million increase in gain on sales of investment securities, partially offset by a $0.7 million decline in income from the disposition of client warrants. Noninterest expense totaled $18.9 million in the first quarter of 1998, a $4.2 million, or 28.9% increase, over the $14.7 million incurred in the comparable 1997 period.

    Nonperforming loans totaled $20.4 million, or 1.6% of total loans, at March 31, 1998, compared to $16.1 million, or 1.7% of total loans, a year earlier. Total nonperforming loans at March 31, 1998, decreased $5.1 million, or 20.1%, from the 1997 year-end total of $25.5 million, or 2.2% of total loans. The decrease from the prior year end was primarily due to one credit in excess of $7.0 million being returned to accrual status during the first quarter of 1998. The allowance for loan losses totaled $40.4 million, or 3.2% of total loans and 198.3% of nonperforming loans, at March 31, 1998, compared to $36.4 million, or 3.9% of total loans and 225.5% of nonperforming loans, a year earlier.

    On March 19, 1998, the Company announced a two-for-one stock split, to be distributed on May 1, 1998, to shareholders of record on April 17, 1998.

                                USE OF PROCEEDS

    All of the proceeds from the sale of Trust Preferred Securities will be invested by SVB Capital in the Junior Subordinated Debentures. The net proceeds to Silicon from the sale of the Junior Subordinated Debentures relating to the Trust Preferred Securities are estimated to be $38.3 million, net of estimated underwriting commissions and other estimated offering expenses. Silicon intends to invest approximately $20.0 million of the net proceeds in the Bank. Silicon intends to use the remaining net proceeds for general corporate purposes, which may include, without limitation, investments in liquid government and corporate debt securities, additional investments in the Bank and investments in venture capital funds.

    The Company is required by the Federal Reserve to maintain certain levels of capital for bank regulatory purposes. On October 21, 1996, the Federal Reserve announced that certain qualifying amounts of cumulative preferred securities having the characteristics of the Trust Preferred Securities could be included as Tier 1 Capital for bank holding companies, however, capital received from the sale of such cumulative preferred securities, including the Trust Preferred Securities, cannot constitute, as a whole, more than 25% of the total Tier 1 Capital of Silicon (the "25% Capital Limitation"). Amounts in excess of the 25% Capital Limitation would constitute Tier 2 or supplementary capital of Silicon. Such Tier 1 Capital treatment, together with Silicon's ability to deduct, for federal income tax purposes, interest payable on the Junior Subordinated Debentures, will provide Silicon with a cost-effective means of obtaining capital for bank regulatory purposes.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company at March 31, 1998 and as adjusted to give effect to the issuance of the Trust Preferred Securities offered by SVB Capital and receipt by the Company of the proceeds from the corresponding sale of the Junior Subordinated Debentures to SVB Capital. All share information has been adjusted as of March 31, 1998 to reflect a two-for-one stock split to shareholders of record on April 17, 1998.

                                                                                               MARCH 31, 1998
                                                                                           -----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
                                                                                           (DOLLARS IN THOUSANDS)
Company obligated mandatorily redeemable trust preferred securities of subsidiary trust
  holding solely junior subordinated debentures(1).......................................  $   --       $  40,000
                                                                                           ----------  -----------
Preferred stock, no par value: 20,000,000 shares authorized, none issued.................      --          --
Common stock, no par value: 60,000,000 shares authorized, 20,486,526 outstanding.........      87,920      87,920
Retained earnings........................................................................     102,579     102,579
Unearned compensation....................................................................      (5,499)     (5,499)
Accumulated other comprehensive income:
  Net unrealized gain on available-for-sale investments..................................       2,556       2,556
                                                                                           ----------  -----------
    Total shareholders' equity...........................................................     187,556     187,556
                                                                                           ----------  -----------
      Total capitalization...............................................................  $  187,556   $ 227,556
                                                                                           ----------  -----------
                                                                                           ----------  -----------

------------------------

(1) The subsidiary trust is SVB Capital, which will hold the Junior Subordinated Debentures issued by Silicon as its sole asset. The Trust Preferred Securities are issued by SVB Capital. The Junior Subordinated Debentures will bear interest at the rate of 8.25% per annum and will mature on June 15, 2028, which date may be shortened to a date not earlier than June 15, 2003 if certain conditions are met. The Junior Subordinated Debentures are redeemable prior to maturity at the option of Silicon, subject to Silicon having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, (i) on or after June 15, 2003, in whole at any time or in part from time to time, or
    (ii) at any time, in whole (but not in part), within 90 days following the occurrence and continuation of a Tax Event, an Investment Company Event or a Capital Treatment Event (each as defined herein). See "Description of Junior Subordinated Debentures--Redemption." Silicon will own all of the Common Securities of SVB Capital.

                           REGULATORY CAPITAL RATIOS

    The following table sets forth the consolidated capital ratios of the Company at March 31, 1998 and as adjusted to give effect to the issuance of the Trust Preferred Securities by SVB Capital offered hereby.

                                                                                                 MARCH 31, 1998
                                                                                           --------------------------
                                                                                            ACTUAL    AS ADJUSTED(1)
                                                                                           ---------  ---------------
Total risk-based capital.................................................................      11.9%         14.0%
Tier 1 risk-based capital................................................................      10.6%         12.8%
Tier 1 leverage ratio....................................................................       7.1%          8.6%

------------------------

(1) Assumes net proceeds are invested in 20% risk-weighted assets.

                              ACCOUNTING TREATMENT

    For financial reporting purposes, SVB Capital will be treated as a subsidiary of Silicon and, accordingly, the accounts of SVB Capital will be included in the consolidated financial statements of the Company. The Trust Preferred Securities will be presented as a separate line item in the consolidated balance sheet of the Company under the caption "Company Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures," and appropriate disclosures about the Trust Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to consolidated financial statements. For financial reporting purposes, the Company will record Distributions payable on the Trust Preferred Securities as an expense in the consolidated statements of operations.

    Future reports of Silicon filed under the Exchange Act will include a footnote to the financial statements stating that (i) SVB Capital is wholly owned, (ii) the sole assets of SVB Capital are the Junior Subordinated Debentures (specifying the principal amount, interest rate and maturity date of such Junior Subordinated Debentures), and (iii) the back-up obligations, in the aggregate, constitute a full and unconditional guarantee by Silicon of the obligations of SVB Capital under the Trust Preferred Securities. SVB Capital will not provide separate reports under the Exchange Act.

                                   MANAGEMENT

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information regarding the directors and executive officers of the Company, their ages (at March 31, 1998), and their positions and offices with the Company.

NAME                            AGE                       POSITION
------------------------------  ---   -------------------------------------------------
Daniel J. Kelleher............  55    Chairman of the Board

John C. Dean..................  50    President, Chief Executive Officer and Director

Gary K. Barr..................  53    Director

James F. Burns, Jr............  60    Director

David M. deWilde..............  57    Director

Clarence J. Ferrari, Jr.......  63    Director

James R. Porter...............  62    Director

Ann R. Wells..................  54    Director

James F. Forrester............  54    Executive Vice President

David A. Jones................  41    Executive Vice President

Barbara B. Kamm...............  46    Executive Vice President and Acting Chief
                                        Financial Officer

Harry W. Kellogg, Jr..........  54    Executive Vice President

Kenneth P. Wilcox.............  50    Executive Vice President

    DANIEL J. KELLEHER. Mr. Kelleher is a Private Investor, Los Altos Hills, California.

    JOHN C. DEAN. Mr. Dean has been President and Chief Executive Officer of Silicon and the Bank since May 1993. He also has been an Advisory Member of the Board of Directors of American Central Gas Companies, Inc., Tulsa, Oklahoma, since August 1994. Prior to joining Silicon and the Bank in May 1993, Mr. Dean served as President and Chief Executive Officer of Pacific First Bank, a $6.5 billion federal savings bank, headquartered in Seattle, Washington, from December 1991 until April 1993. From 1990 to 1991, Mr. Dean served as Chairman and Chief Executive Officer of First Interstate Bank of Washington, and from 1986 to 1990, Chairman and Chief Executive Officer of First Interstate Bank of Oklahoma.

    GARY K. BARR. Mr. Barr has been President and Chief Executive Officer of Pacific Coast Capital (a real estate investment and management company), Carbondale, Colorado, since August 1992. He also has served as Chief Financial Officer of Import/Export Time Advisor (an information software company) since April 1997. Mr. Barr served as President and Chief Executive Officer of Landsing Pacific Fund (a California real estate investment and management company) from 1984 to August 1992. In addition, Mr. Barr was Interim Acting Chief Executive Officer of the Company and the Bank from January 1993 to May 1993.

    JAMES F. BURNS, JR. Mr. Burns has been a Trustee of CBR Liquidating Trust since October 1996, and was Executive Vice President and Chief Financial Officer of CBR Information Group (a credit and mortgage reporting company), Houston, Texas, from September 1993 to October 1996. He was Executive Vice President and Chief Financial Officer of Integratec, Inc. (a company providing credit origination, servicing and collection services, and the parent company of CBR Information Group prior to the spin-off of CBR in 1993) from 1988 to 1993.

    DAVID M. DEWILDE. Mr. deWilde has been Managing Partner of L.A.I. (an executive search firm) since January 1998. He was Founder and Chief Executive Officer of Chartwell Partners International, Inc. (an executive search firm) from 1989 to January 1998. Mr. deWilde has been a Director of Berkshire Realty Company, Inc. (a real estate investment trust), Boston, Massachusetts, since 1993.

    CLARENCE J. FERRARI, JR. Mr. Ferrari has been a Founder and Principal of Ferrari, Olsen, Ottoboni & Bebb Esq. (Attorneys-at-Law), San Jose, California since 1981.

    JAMES R. PORTER. Mr. Porter has been Chairman of CCI/Triad (a computer services company) since February 1997. He was President, Chief Executive Officer and Director of Triad Systems Corporation (a computer software company), Livermore, California, from September 1985 to February 1997. Mr. Porter has been a member of the Board of Directors of Firstwave Technologies (a sales automation company), Atlanta, Georgia, since April 1993, and a member of the Board of Directors of Cellular Technical Services (a cellular device company), Seattle, Washington, since July 1997.

    ANN R. WELLS. Ms. Wells has been President of Ann Wells Personnel Services Division of Personnel Group of America (a personnel agency) since January 1998. She was Chief Executive Officer of Ann Wells Personnel Services, Inc. (a personnel agency), Sunnyvale, California, from January 1980 to January 1998.

    JAMES F. FORRESTER. Mr. Forrester joined the Bank in 1987 as Senior Vice President of Operations and Administration. In 1990, Mr. Forrester founded the Bank's Southern California office and managed that office until August 1993. From August 1993 to December 1995, Mr. Forrester managed the Bank's Special Industries Group and Northern California Technology Group, and from January 1996 to December 1997, he managed the Bank's Strategic Financial Services Group. Mr. Forrester was named Manager of the Corporate Finance Group in December 1997.

    DAVID A. JONES. Mr. Jones joined the Bank in August 1997 as Executive Vice President and Chief Credit Officer. Prior to joining the Bank, Mr. Jones served as Senior Vice President of Wells Fargo Bank in Portland, Oregon, from April 1996 to August 1997. From January 1982 to April 1996, Mr. Jones was a Senior Vice President with First Interstate Bank in Oklahoma, Texas and Oregon.

    BARBARA B. KAMM. Ms. Kamm joined the Bank in January 1991 as Vice President and Senior Loan Officer of the Bank's Southern California Technology Group. Prior to being appointed Executive Vice President and Chief Administrative Officer in September 1996, Ms. Kamm served as Executive Vice President and Manager of the Bank's Southern California Group from November 1995 to September 1996 (having served as Manager of the Southern California Group since August
1993).

    HARRY W. KELLOGG, JR. Mr. Kellogg joined the Bank in October 1986 as Senior Vice President of the Bank's Technology Division. Mr. Kellogg served as Executive Vice President and Chief Marketing Officer from September 1993 to April 1994 (when he left the Bank for ten months, during which time, he served as Executive Vice President for the Emerging Growth Industries Division of Cupertino Bank). Mr. Kellogg returned to the Bank in February 1995 as Executive Vice President and Chief Marketing Officer. He was named Manager of the Bank's Products and Services Group in December 1997.

    KENNETH P. WILCOX. Mr. Wilcox joined the Bank in April 1990 as Regional Vice President of the Bank's East Coast Technology Group. Prior to becoming Executive Vice President and Manager of the East Coast Technology Group in November 1995, Mr. Wilcox held increasingly responsible positions with the Bank (having served as Manager of the East Coast Technology Group since June 1993). Mr. Wilcox was appointed Chief Banking Officer in December 1997.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

    The Trust Preferred Securities and the Common Securities will be issued pursuant to the terms of the Trust Agreement. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Initially, Wilmington Trust Company will be the Delaware Trustee and the Property Trustee. The Property Trustee is the independent trustee whose sole responsibility is to fulfill the obligations specified in the Trust Indenture Act. The terms of the Trust Preferred Securities will include those stated in the Trust Agreement and those made part of the Trust Agreement by the Trust Indenture Act. This summary of certain terms and provisions of the Trust Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular defined terms of the Trust Agreement (as amended or supplemented from time to time) are referred to herein, such defined terms are incorporated herein. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

    Pursuant to the terms of the Trust Agreement, the Administrative Trustees on behalf of SVB Capital will issue the Trust Preferred Securities and the Common Securities (collectively, the "Trust Securities"). The Trust Preferred Securities will represent preferred undivided beneficial interests in the assets of SVB Capital and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities of SVB Capital (which will be held by Silicon), as well as other benefits as described in the Trust Agreement.

    The Trust Preferred Securities will rank PARI PASSU, and payments will be made thereon pro rata, with the Common Securities of SVB Capital except as described under "--Subordination of Common Securities" below. Legal title to the Junior Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Guarantee executed by Silicon for the benefit of the holders of the Trust Preferred Securities (the "Guarantee") will be a guarantee on a subordinated basis and will not guarantee payment of Distributions or amounts payable on redemption of the Trust Preferred Securities or on liquidation of the Trust Preferred Securities if SVB Capital does not have funds on hand available to make such payments. See "Description of Guarantee."

DISTRIBUTIONS

    PAYMENT OF DISTRIBUTIONS. Distributions on the Trust Preferred Securities will be payable at the annual rate of 8.25% of the stated Liquidation Amount of $25 per Trust Preferred Security, payable quarterly in arrears on the 15th day of March, June, September and December in each year, commencing September 15, 1998 to the holders of the Trust Preferred Securities on the relevant record dates (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). The amount of each Distribution due with respect to the Trust Preferred Securities will include amounts accrued through the date the Distribution payment is due. Distributions on the Trust Preferred Securities will be payable to the holders thereof as they appear on the register of SVB Capital on the relevant record date which will be the date 15 days prior to the relevant Distribution Date. Distributions will accumulate from the date of original issuance.

    The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Trust Preferred Securities is not a Business Day (as defined below), payment of the Distribution payable on such date will be made on the next Business Day (and without any interest or other payment in respect to any such delay), with the same force and effect as if made on the date such payment was originally payable. As used in this Prospectus, a "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in the State of California are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Indenture Trustee is closed for business.

    The funds of SVB Capital available for distribution to holders of its Trust Preferred Securities will be limited to payments by Silicon under the Junior Subordinated Debentures in which SVB Capital will invest the proceeds from the issuance and sale of its Trust Preferred Securities. See "Description of Junior Subordinated Debentures." If Silicon does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Trust Preferred Securities. The payment of Distributions (if and to the extent SVB Capital has funds legally available for the payment of such Distributions and cash sufficient to make such payments) will be guaranteed by Silicon. See "Description of Guarantee."

    EXTENSION PERIOD. So long as no Debenture Event of Default has occurred and is continuing, Silicon will have the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each such period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such election, quarterly Distributions on the Trust Preferred Securities will be deferred by SVB Capital during any such Extension Period. Distributions to which holders of Trust Preferred Securities are entitled will accumulate additional amounts thereon at the rate per annum of 8.25% thereof, compounded quarterly from the relevant Distribution Date, to the extent permitted under applicable law. The term "Distributions" as used herein shall include any such additional accumulated amounts. During any such Extension Period, Silicon may not and shall not allow any of its subsidiaries to (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Silicon's capital stock (which includes common and preferred stock), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Silicon (including other junior subordinated debentures) that rank PARI PASSU with or junior in interest to the Junior Subordinated Debentures or
(iii) make any guarantee payments with respect to any guarantee by Silicon of the debt securities of any subsidiary of Silicon if such guarantee ranks PARI PASSU with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in Silicon's capital stock (which includes common and preferred stock), (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee and (d) purchases of common stock related to the issuance of common stock or rights under any of Silicon's benefit plans for its directors, officers, employees or consultants) or (iv) redeem, purchase or acquire less than all of the Junior Subordinated Debentures or any of the Trust Preferred Securities. Prior to the termination of any such Extension Period, Silicon may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 20 consecutive quarters or extend beyond the Stated Maturity. Upon the termination of any such Extension Period and the payment of all amounts then due, and subject to the foregoing limitations, Silicon may elect to begin a new Extension Period. Subject to the foregoing, there is no limitation on the number of times that Silicon may elect to begin an Extension Period. Silicon has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures.

REDEMPTION

    Upon the repayment or redemption at any time, in whole or in part, of any Junior Subordinated Debentures, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Securities, upon not less than 30 nor more than 60 days' notice of a date of redemption (the "Redemption Date"), at the Redemption Price (as defined below). See "Description of Junior Subordinated Debentures--Redemption." If less than all of the Junior

Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption of the Trust Securities pro rata.

    Silicon will have the right to redeem the Junior Subordinated Debentures (i) on or after June 15, 2003, in whole at any time or in part from time to time at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof, or (ii) at any time (whether occurring before or after June 15, 2003), in whole (but not in part), within 90 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. See "Description of Junior Subordinated Debentures--Redemption." If a Tax Event, Capital Treatment Event or an Investment Company Event has occurred and is continuing and Silicon does not elect to redeem the Junior Subordinated Debentures and thereby cause a mandatory redemption of the Trust Securities or to liquidate SVB Capital and cause the Junior Subordinated Debentures to be distributed to holders of the Trust Securities in liquidation of SVB Capital as described below, such Trust Securities will remain outstanding and Additional Sums (as defined below) may be payable on the Junior Subordinated Debentures.

    "Additional Sums" means the additional amounts as may be necessary to be paid by Silicon with respect to the Junior Subordinated Debentures in order that the amount of Distributions then due and payable by SVB Capital on the outstanding Trust Securities of SVB Capital shall not be reduced as a result of any additional taxes, duties and other governmental charges to which SVB Capital has become subject as a result of a Tax Event.

    "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount (as defined below) equal to that portion of the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, allocated to the Common Securities and to the Trust Preferred Securities based upon the relative Liquidation Amounts of such classes and the proceeds of which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Junior Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of SVB Capital, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures are distributed.

    "Liquidation Amount" means the stated amount of $25 per Trust Security.

    "Redemption Price" means, with respect to any Trust Security, the Liquidation Amount of such Trust Security, plus accumulated and unpaid Distributions to the Redemption Date, allocated on a pro rata basis (based on Liquidation Amounts) among the Trust Securities.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

    Subject to Silicon and SVB Capital having received an opinion of counsel to the effect that such distribution will not be a taxable event to the holders of the Trust Preferred Securities, Silicon will have the right at any time to dissolve SVB Capital and, after satisfaction of the liabilities of creditors of SVB Capital as provided by applicable law, cause a Like Amount of the Junior Subordinated Debentures to be distributed to the holders of Trust Securities in liquidation of SVB Capital. After the liquidation date fixed for any distribution of Junior Subordinated Debentures for Trust Preferred Securities
(i) such Trust Preferred Securities will no longer be deemed to be outstanding,
(ii) certificates representing Trust Preferred Securities that are not then held by the Depositary or its nominee will be deemed to represent the Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of such Trust Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the Trust Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance, (iii) Silicon shall use its best efforts to have the Junior Subordinated Debentures approved for quotation on the Nasdaq National Market or on such other exchange, interdealer quotation system or self-regulatory organization as the Trust Preferred Securities are then listed,
(iv) any Trust Preferred Securities certificates not so surrendered for exchange will be deemed to represent a Like Amount of Junior Subordinated Debentures, accruing interest at the rate provided for in the Junior Subordinated Debentures from the last Distribution Date on which a Distribution was made on such Trust Securities certificates until such certificates are so surrendered (and until such certificates are so surrendered, no payments of interest or principal will be made to holders of Junior Subordinated Debentures represented by such certificates) and (v) all rights of securityholders holding Trust Securities will cease, except the right of such securityholders to receive a Like Amount of Junior Subordinated Debentures upon surrender of Trust Securities certificates.

    There can be no assurance as to the market prices for the Trust Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for the Trust Preferred Securities if a dissolution and liquidation of SVB Capital were to occur. Accordingly, the Trust Preferred Securities that an investor may purchase, or the Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of SVB Capital, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities offered hereby.

REDEMPTION PROCEDURES

    Trust Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Junior Subordinated Debentures. Redemptions of the Trust Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that SVB Capital has funds on hand available for the payment of such Redemption Price. See "--Subordination of Common Securities" herein and "Description of Guarantee."

    If SVB Capital gives a notice of redemption in respect of the Trust Preferred Securities, then, by 12:00 noon, Eastern time on the Redemption Date, to the extent funds are available, the Property Trustee will irrevocably deposit with the Depositary funds sufficient to pay the aggregate Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of such Trust Preferred Securities. See "Book-Entry Issuance." If such Trust Preferred Securities are no longer in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for such Trust Preferred Securities funds sufficient to pay the aggregate Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Trust Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date shall be payable to the holders of such Trust Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of the Trust Preferred Securities will cease, except the right of the holders of the Trust Preferred Securities to receive the applicable Redemption Price and any Distribution payable on or prior to the Redemption Date, but without interest, on such Redemption Price, and such Trust Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of such Trust Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding Business Day (and without any interest or other payment in respect of any such delay). In the event that payment of the Redemption Price in respect of Trust Preferred Securities called for redemption is improperly withheld or refused and not paid either by SVB Capital or by Silicon pursuant to the Guarantee, Distributions on such Trust Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by SVB Capital for such Trust Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price. See "Description of Guarantee."

    Subject to applicable law (including, without limitation, United States federal securities law), and further provided that Silicon is not then exercising its rights to defer interest payments on the Junior Subordinated Debentures, the Company (other than SVB Capital) may at any time and from time to time purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement.

    If less than all of the Trust Securities issued by SVB Capital are to be redeemed on a Redemption Date, then the aggregate Redemption Price for such Trust Securities to be redeemed shall be allocated pro rata to the Trust Preferred Securities and Common Securities based upon the relative Liquidation Amounts of such classes. The particular Trust Preferred Securities to be redeemed shall be selected on a pro rata basis (based upon Liquidation Amounts) not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Trust Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple thereof) of the Liquidation Amount of Trust Preferred Securities. The Property Trustee shall promptly notify the Security Registrar in writing of the Trust Preferred Securities selected for redemption and, in the case of any Trust Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Trust Preferred Securities shall relate to the portion of the aggregate Liquidation Amount of Trust Preferred Securities which has been or is to be redeemed.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Trust Securities at such holder's registered address.

SUBORDINATION OF COMMON SECURITIES

    Payment of Distributions on, and the Redemption Price of, the Trust Preferred Securities and Common Securities, as applicable, shall be made pro rata based on the Liquidation Amounts of the Trust Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default shall have occurred and be continuing, no payment of any Distribution (including Additional Amounts, if applicable) on, or applicable Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of the Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions (including Additional Amounts, if applicable) on all of the outstanding Trust Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the applicable Redemption Price, the full amount of such Redemption Price on all of the outstanding Trust Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Trust Preferred Securities then due and payable (including Additional Amounts, if applicable).

    In the case of any Event of Default under the Trust Agreement resulting from a Debenture Event of Default, Silicon as holder of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default until the effect of all such Events of Default have been cured, waived or otherwise eliminated. Until any such Events of Default have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Trust Preferred Securities and not on behalf of Silicon as holder of the Common Securities, and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    Silicon will have the right at any time to dissolve SVB Capital and cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Preferred Securities. Such right is subject to Silicon having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "--Distribution of Junior Subordinated Debentures." Silicon might exercise its right to dissolve SVB Capital under circumstances where a Tax Event, a Capital Treatment Event, an Investment Company Event or other undesirable event could be avoided simply by dissolving SVB Capital and causing the Junior Subordinated Debentures to be distributed to the holders of the Trust Preferred Securities.

    In addition, pursuant to the Trust Agreement, SVB Capital shall automatically dissolve upon expiration of its term and shall earlier dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of Silicon; (ii) the distribution of a Like Amount of the Junior Subordinated Debentures to the holder of its Trust Securities, if Silicon, as Depositor, has delivered written direction to the Property Trustee to terminate SVB Capital (which direction is optional and, except as described above, wholly within the discretion of Silicon, as Depositor); (iii) redemption of all of the Trust Preferred Securities as described under "--Redemption;" and (iv) the entry of an order for the dissolution of SVB Capital by a court of competent jurisdiction.

    If an early dissolution occurs as described in clause (i), (ii) or (iv) above or upon the Expiration Date (as defined in the Trust Agreement), SVB Capital shall be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of SVB Capital as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Junior Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of SVB Capital available for distribution to holders, after satisfaction of liabilities to creditors of SVB Capital as provided by applicable law, an amount equal to, in the case of holders of Trust Preferred Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because SVB Capital has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by SVB Capital on the Trust Preferred Securities shall be paid on a pro rata basis (based upon Liquidation Amounts). The holder(s) of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Trust Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing, the Trust Preferred Securities shall have a priority over the Common Securities.

    Under current United States federal income tax law and interpretations and assuming, as set forth in an opinion of counsel to Silicon, SVB Capital is treated as a grantor trust, a distribution of the Junior Subordinated Debentures should not be a taxable event to holders of the Trust Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to SVB Capital and to holders of the Trust Preferred Securities. See "Certain Federal Income Tax Consequences."

    If Silicon elects to dissolve SVB Capital and thereby causes the Junior Subordinated Debentures to be distributed to holders of the Trust Preferred Securities in liquidation of SVB Capital, Silicon shall continue to have the right to shorten the maturity of such Junior Subordinated Debentures, subject to certain conditions. See "Description of Junior Subordinated Debentures--General."

EVENTS OF DEFAULT; NOTICE

    Any one of the following events that has occurred and is continuing constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the Trust Preferred Securities (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

    (i) the occurrence of a Debenture Event of Default (see "Description of Junior Subordinated Debentures--Debenture Events of Default"); or

    (ii) default by the Trust in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

   (iii) default by the Trust in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

    (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustees in the Trust Agreement (other than a default or breach in the performance of a covenant or warranty which is addressed in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Issuer Trustee or Trustees by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Trust Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

    (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by Silicon to appoint a successor Property Trustee within 60 days thereof.

    Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the Trust Preferred Securities, the Administrative Trustees and Silicon, as Depositor, unless such Event of Default shall have been cured or waived. Silicon, as Depositor, and the Administrative Trustees will be required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

    If a Debenture Event of Default has occurred and is continuing, the Trust Preferred Securities shall have a preference over the Common Securities upon termination of SVB Capital as described above. See "--Liquidation Distribution Upon Dissolution." Upon a Debenture Event of Default (other than with respect to certain events in bankruptcy, insolvency or reorganization), unless the principal of all the Junior Subordinated Debentures has already become due and payable, either the Property Trustee or the holders of not less than 25% in aggregate principal amount of the Junior Subordinated Debentures then outstanding may declare all of the Junior Subordinated Debentures to be due and payable immediately by giving notice in writing to Silicon (and to the Property Trustee, if notice is given by holders of the Junior Subordinated Debentures). If the Property Trustee or the holders of not less than 25% in principal amount of the outstanding Junior Subordinated Debentures fail to declare the principal of all of the Junior Subordinated Debentures due and payable upon a Debenture Event of Default, the holders of at least 25% in Liquidation Amount of the Trust Preferred Securities then outstanding shall have the right to declare the Junior Subordinated Debentures immediately due and payable. In either event, payment of principal and interest on the Junior Subordinated Debentures shall remain subordinated to the extent provided in the Indenture. In addition, holders of the Trust Preferred Securities have the right in certain circumstances to bring a Direct Action (as hereinafter defined). See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Trust Preferred Securities."

    If a Debenture Event of Default with respect to certain events in bankruptcy, insolvency or reorganization occurs, the Junior Subordinated Debentures shall automatically, and without any declaration or other action on the part of the Property Trustee or the holders of the Junior Subordinated Debentures, become immediately due and payable. In such event, payment of principal and interest on the Junior Subordinated Debentures will also remain subordinated to the extent provided in the Indenture.

REMOVAL OF TRUSTEES

    Unless a Debenture Event of Default shall have occurred and be continuing, any of the Property Trustee, the Delaware Trustee or the Administrative Trustees may be removed at any time by the holder of the Common Securities. For example, the holder of the Common Securities may seek to remove such trustees upon a substandard performance or non-performance of their duties or upon a significant increase in a trustee's fee. If a Debenture Event of Default has occurred and is continuing, the Property Trustee or the Delaware Trustee or both of them may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Trust Preferred Securities. In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in Silicon as the holder of the Common Securities. No resignation or removal of a Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

    Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of Trust Property may at the time be located, Silicon, as the holder of the Common Securities, and the Administrative Trustees by agreed action of the majority of such Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. If Silicon does not join in such appointment within 15 days of the receipt by it of a request to do so, or in case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

    Any Person (as defined in the Trust Agreement) into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Issuer Trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such Issuer Trustee, shall be the successor of such Issuer Trustee under the Trust Agreement, provided such corporation shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF SVB CAPITAL

    SVB Capital may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below. SVB Capital may, at the request of Silicon, with the consent of the Administrative Trustees and without the consent of the holders of the Trust Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of SVB Capital with respect to the Trust Preferred Securities or (b) substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Trust Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) Silicon expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Junior Subordinated Debentures, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Trust Preferred Securities are then listed, if any,
(iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Trust Preferred Securities to be downgraded by any nationally recognized statistical rating organization which gives ratings to the Trust Preferred Securities, (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose identical to that of SVB Capital, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, Silicon has received an opinion from independent counsel to SVB Capital experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither SVB Capital nor such successor entity will be required to register as an investment company under the Investment Company Act and (viii) Silicon owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, SVB Capital shall not, except with the consent of holders of 100% in Liquidation Amount of the Trust Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause SVB Capital or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

    Except as provided below and under "Description of Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Trust Preferred Securities will have no voting rights.

    The Trust Agreement may be amended from time to time by Silicon, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Trust Securities, (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that SVB Capital will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that SVB Capital will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (i), such action shall not adversely affect in any material respect the interests of any holder of Trust Securities, and any amendments of the Trust Agreement shall become effective when notice thereof is given to the holders of the Trust Securities. The Trust Agreement may be amended by the Administrative Trustees and the Property Trustee with (i) the consent of holders representing not less than a majority of the aggregate Liquidation Amount of the outstanding Trust Securities, and (ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect SVB Capital's status as a grantor trust for United States federal income tax purposes or SVB Capital's exemption from status as an "investment company" under the Investment Company Act, provided that without the consent of each holder of Trust Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

    So long as any Junior Subordinated Debentures are held by the Property Trustee, the Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or execute any trust or power conferred on the Property Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Trust Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the Trust Preferred Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred Securities except by subsequent vote of the holders of the Trust Preferred Securities. The Property Trustee shall notify each holder of the Trust Preferred Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of such holders of the Trust Preferred Securities, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of counsel experienced in such matters to the effect that SVB Capital will not be classified as other than a grantor trust for United States federal income tax purposes.

    Any required approval of holders of the Trust Preferred Securities may be given at a meeting of holders of Trust Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of the Trust Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of the Trust Preferred Securities in the manner set forth in the Trust Agreement.

    No vote or consent of the holders of the Trust Preferred Securities will be required for SVB Capital to redeem and cancel the Trust Preferred Securities in accordance with the Trust Agreement.

    Notwithstanding that holders of the Trust Preferred Securities will be entitled to vote or consent under any of the circumstances described above, any of the Trust Preferred Securities that are owned by Silicon, the Trustees or any affiliate of Silicon or any Trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

GLOBAL TRUST PREFERRED SECURITIES

    The Trust Preferred Securities will be represented by one or more global certificates registered in the name of the Depositary or its nominee (a "Global Trust Preferred Security"). Beneficial interests in the Trust Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in the Depositary ("Participants"). Except as described below, Trust Preferred Securities in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

    A Global Trust Preferred Security shall be exchangeable for Trust Preferred Securities registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies Silicon that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, at a time when the Depositary is required to be so registered to act as such depositary or (ii) Silicon in its sole discretion determines that such global security shall be so exchangeable. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary with respect to ownership of beneficial interests in such global security. In the event that Trust Preferred Securities are issued in definitive form, such Trust Preferred Securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices of the Depositary described below.

    Unless and until it is exchanged in whole or in part for the individual Trust Preferred Securities represented thereby, a Global Trust Preferred Security may not be transferred except as a whole by the Depositary to a nominee of such the Depositary or by a nominee of such the Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

    Payments on Trust Preferred Securities represented by a Global Trust Preferred Security will be made to the Depositary, as the depositary for the Trust Preferred Securities. In the event the Trust Preferred Securities are issued in definitive form, Distributions will be payable, the transfer of the Trust Preferred Securities will be registrable, and Trust Preferred Securities will be exchangeable for Trust Preferred Securities of other denominations of a like aggregate Liquidation Amount, at the corporate office of the Property Trustee, or at the offices of any paying agent or transfer agent appointed by the Administrative Trustees, provided that payment of any Distribution may be made at the option of the Administrative Trustees by check mailed to the address of the persons entitled thereto or by wire transfer. For a description of the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

    Upon the issuance of a Global Trust Preferred Security, and the deposit of such Global Trust Preferred Security with or on behalf of the Depositary, the Depositary for such Global Trust Preferred Security or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate Liquidation Amounts of the individual Trust Preferred Securities represented by such Global Trust Preferred Securities to the accounts of Participants. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Trust Preferred Securities. Ownership of beneficial interests in a Global Trust Preferred Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Trust Preferred Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Trust Preferred Security.

    So long as the Depositary for a Global Trust Preferred Security, or its nominee, is the registered owner of such Global Trust Preferred Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Trust Preferred Securities represented by such Global Trust Preferred Security for all purposes under the Trust Agreement governing such Trust Preferred Securities. Except as provided above, owners of beneficial interests in a Global Trust Preferred Security will not be entitled to have any of the individual Trust Preferred Securities represented by such Global Trust Preferred Security registered in their names, will not receive or be entitled to receive physical delivery of any such Trust Preferred Securities in definitive form and will not be considered the owners or holders thereof under the Trust Agreement.

    None of Silicon, the Property Trustee, any Paying Agent, or the Securities Registrar (defined below) for such Trust Preferred Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Trust Preferred Security representing such Trust Preferred Securities or for maintaining supervising or reviewing any records relating to such beneficial ownership interests.

    Silicon expects that the Depositary for Trust Preferred Securities or its nominee, upon receipt of any payment of the Liquidation Amount or Distributions in respect of a permanent Global Trust Preferred Security immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate Liquidation Amount of such Global Trust Preferred Security as shown on the records of such Depositary or its nominee. Silicon also expects that payments by Participants to owners of beneficial interests in such Global Trust Preferred Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

PAYMENT AND PAYING AGENCY

    Payments in respect of the Trust Preferred Securities shall be made to the Depositary, which shall credit the relevant accounts at the Depositary on the applicable Distribution Dates or, if any of the Trust Preferred Securities are not held by the Depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. The paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and Silicon. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and Trust Preferred. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and Silicon) to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

    The Property Trustee will act as registrar and transfer agent for the Trust Preferred Securities. Registration of transfers of the Trust Preferred Securities will be effected without charge by or on behalf of SVB Capital, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. SVB Capital will not be required to register or cause to be registered the transfer of the Trust Preferred Securities after such Trust Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The Property Trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of the Trust Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee shall take such action as is directed by Silicon and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

    The Administrative Trustees are authorized and directed to conduct the affairs of and to operate SVB Capital in such a way that SVB Capital will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of Silicon for United States federal income tax purposes. In this connection, Silicon and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of SVB Capital or the Trust Agreement, that Silicon and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Trust Preferred Securities. Holders of the Trust Preferred Securities have no preemptive or similar rights.

    SVB Capital may not borrow money or issue debt or mortgage or pledge any of its assets.

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

    Concurrently with the issuance of the Trust Preferred Securities, SVB Capital will invest the proceeds thereof, together with the consideration paid by Silicon for the Common Securities, in Junior Subordinated Debentures issued by Silicon. The Junior Subordinated Debentures will be issued as unsecured debt under the Junior Subordinated Indenture, dated as of May 22, 1998 (the "Indenture"), between Silicon and the Indenture Trustee. The following summary of the terms and provisions of the Junior Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. The Indenture is qualified under the Trust Indenture Act. Whenever particular defined terms of the Indenture are referred to herein, such defined terms are incorporated herein or therein by reference.

GENERAL

    The Junior Subordinated Debentures will bear interest at the annual rate of 8.25% of the principal amount thereof, payable quarterly in arrears on the 15th day of March, June, September and December of each year (each, an "Interest Payment Date"), commencing September 15, 1998, to the person in whose name each Junior Subordinated Debenture is registered on the date 15 days prior to the relevant Interest Payment Date (whether or not a Business Day). The amount of each interest payment due with respect to the Junior Subordinated Debentures will include amounts accrued through the date the interest payment is due. It is anticipated that, until the liquidation, if any, of SVB Capital, each Junior Subordinated Debenture will be held in the name of the Property Trustee in trust for the benefit of the holders of the Trust Preferred Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of 8.25% thereof, compounded quarterly. The term "interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined below), as applicable.

    The Junior Subordinated Debentures will mature on June 15, 2028 (such date, as it may be shortened as hereinafter described, the "Stated Maturity"). Such date may be shortened at any time by Silicon to any date not earlier than June 15, 2003. Silicon might exercise its right to shorten the maturity of the Junior subordinated Debentures under circumstances where a Tax Event, Capital Treatment Event, Investment Company Event or other undesirable event could be avoided simply by shortening the maturity of the Junior Subordinated Debentures. In the event that Silicon elects to shorten the Stated Maturity of the Junior Subordinated Debentures, it shall give notice to the Indenture Trustee, and the Indenture Trustee shall give notice of such shortening to the holders of the Junior Subordinated Debentures no less than 60 days prior to the effectiveness thereof.

    The Junior Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior and Subordinated Debt of Silicon. Because Silicon is a holding company, the right of Silicon to participate in any distribution of assets of any subsidiaries upon any such subsidiaries' liquidation or reorganization or otherwise (and thus the ability of holders of the Trust Preferred Securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary, except to the extent that Silicon may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the subsidiaries of Silicon, and holders of Junior Subordinated Debentures should look only to the assets of Silicon for payments on the Junior Subordinated Debentures. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of Silicon, including Senior and Subordinated Debt, whether under the Indenture or any existing or other indenture that Silicon may enter into in the future or otherwise. See "--Subordination" below.

OPTION TO DEFER INTEREST PAYMENT PERIOD

    So long as no Debenture Event of Default has occurred and is continuing, Silicon will have the right under the Indenture at any time during the term of the Junior Subordinated Debentures to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarters (each such period an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity. During the Extension Periods, the Company shall have the right to make partial payments of interest on any Interest Payment Date. No Extension Period shall end other than on an Interest Payment Date. At the end of such Extension Period, Silicon must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of 8.25%, compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount." Neither the default by Silicon on any Senior and Subordinated Debt, nor a default with respect to Senior and Subordinated Debt resulting in acceleration of the maturity thereof, constitutes a Debenture Event of Default. See "--Debenture Events of Default" below.

    During any such Extension Period, Silicon may not and shall not permit any of its subsidiaries to (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Silicon's capital stock (which includes common and preferred stock), or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Silicon (including other junior subordinated debentures) that rank PARI PASSU with or junior in interest to the Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by Silicon of the debt securities of any subsidiary of Silicon if such guarantee ranks PARI PASSU with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in capital stock of Silicon (which includes common and preferred stock), (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee, and (d) purchases of common stock related to the issuance of common stock or rights under any of Silicon's benefit plans for its directors, officers, employees or consultants) or (iv) redeem, purchase or acquire less than all of the Junior Subordinated Debentures or any of the Trust Preferred Securities. Prior to the termination of any such Extension Period, Silicon may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 20 consecutive quarters or extend beyond the Stated Maturity. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, Silicon may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. Silicon must give the Property Trustee, the Administrative Trustees and the Indenture Trustee notice of its election of any Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Trust Preferred Securities would have been payable except for the election to begin or extend such Extension Period or (ii) the date the Administrative Trustees are required to give notice to the New York Stock Exchange, the Nasdaq

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National Market or any applicable stock exchange or automated quotation system on which the Trust Preferred Securities are then listed or quoted or to the holders of the Trust Preferred Securities of the record date or (iii) the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Indenture Trustee shall give notice of Silicon's election to begin or extend a new Extension Period to the holders of the Trust Preferred Securities. There is no limitation on the number of times that Silicon may elect to begin an Extension Period.

    Distributions on the Trust Preferred Securities will be deferred by SVB Capital during any such Extension Period. See "Description of the Trust Preferred Securities--Distributions." For a description of certain federal income tax consequences and special considerations applicable to the Junior Subordinated Debentures during the Extension Period, see "Certain Federal Income Tax Consequences."

ADDITIONAL SUMS

    If SVB Capital is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, Silicon will pay as additional amounts on the Junior Subordinated Debentures such amounts ("Additional Sums") as shall be required so that the Distributions payable by SVB Capital shall not be reduced as a result of any such additional taxes, duties or other governmental charges.

REDEMPTION

    The Junior Subordinated Debentures will be redeemable prior to maturity at the option of Silicon (i) on or after June 15, 2003, in whole at any time or in part from time to time, or (ii) at any time (whether occurring before or after June 15, 2003) in whole (but not in part), within 90 days following a Tax Event, a Capital Treatment Event or an Investment Company Event, in each case at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Junior Subordinated Debentures to be redeemed at such holder's registered address. Unless Silicon defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Junior Subordinated Debentures or portions thereof called for redemption.

    If SVB Capital is required to pay additional taxes, duties or other governmental charges as a result of a Tax Event, Silicon will pay as additional amounts on the Junior Subordinated Debentures the Additional Sums.

    The Junior Subordinated Debentures will not be subject to any sinking fund.

RESTRICTIONS ON CERTAIN PAYMENTS

    If at any time (i) there shall have occurred any event of which Silicon has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default and (b) in respect of which Silicon shall not have taken reasonable steps to cure, or (ii) Silicon shall have given notice of its election of an Extension Period as provided in the Indenture with respect to the Junior Subordinated Debentures and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing, or (iii) while the Junior Subordinated Debentures are held by SVB Capital, Silicon shall be in default with respect to its payment of any obligation under the Guarantee, then Silicon will not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Silicon's capital stock (which includes common and preferred stock) or (2) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Silicon (including other junior subordinated debentures) that rank PARI PASSU with or junior in interest to the Junior Subordinated Debentures or
(3) make any guarantee

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
payments with respect to any guarantee by Silicon of the debt securities of any subsidiary of Silicon if such guarantee ranks PARI PASSU with or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in capital stock of Silicon (which includes common and preferred stock), (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto,
(c) payments under the Guarantee and (d) purchases of common stock related to issuance of common stock or rights under any of Silicon's benefit plans for its directors, officers, employees or consultants) or (4) redeem, purchase or acquire less than all of the Junior Subordinated Debentures or Trust Preferred Securities.

DEBENTURE EVENTS OF DEFAULT

    The Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures that has occurred and is continuing constitutes a "Debenture Event of Default" with respect to the Junior Subordinated Debentures:

    (i) failure for 30 days to pay any interest on the Junior Subordinated Debentures, when due including any Additional Interest in respect thereof (subject to the deferral of any due date in the case of an Extension Period); or

    (ii) failure to pay any principal or premium, if any, on the Junior Subordinated Debentures when due whether at maturity, upon redemption by declaration or otherwise; or

   (iii) default in the performance, or breach, in any material respect of certain other covenants contained in the Indenture for 90 days after written notice to Silicon from the Indenture Trustee or to Silicon and the Indenture Trustee by the holders of at least 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures; or

    (iv) certain events in bankruptcy, insolvency or reorganization of Silicon.

    The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee. The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default. If the Indenture Trustee or such holders of such Junior Subordinated Debentures fail to make such declaration, the holders of at least 25% in aggregate Liquidation Amount of the Trust Preferred Securities shall have such right. The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Indenture Trustee. Should the holders of the Junior Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Trust Preferred Securities shall have such right.

    The holders of a majority in aggregate outstanding principal amount of Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Indenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture.

    In case a Debenture Event of Default shall occur and be continuing as to the Junior Subordinated Debentures, the Property Trustee will have the right to declare the principal of and the interest on such

Junior Subordinated Debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Junior Subordinated Debentures.

    Silicon will be required to file annually with the Indenture Trustee a certificate as to whether or not Silicon is in compliance with all the conditions and covenants applicable to it under the Indenture.

SUBORDINATION

    The Indenture provides that any Junior Subordinated Debentures issued thereunder will be subordinate and junior in right of payment to all Senior and Subordinated Debt to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Silicon, the holders of Senior and Subordinated Debt will first be entitled to receive payment in full of all Allocable Amounts (as defined below) on such Senior and Subordinated Debt before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect thereof.

    In the event of the acceleration of the maturity of any Junior Subordinated Debentures, the holders of all Senior and Subordinated Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the Junior Subordinated Debentures.

    No payments on account of principal or interest, if any, in respect of the Junior Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior and Subordinated Debt or an event of default with respect to any Senior and Subordinated Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

    "Allocable Amounts," when used with respect to any Senior and Subordinated Debt, means all amounts due or to become due on such Senior and Subordinated Debt less, if applicable, any amount which would have been paid to, and retained by, the holders of such Senior and Subordinated Debt (whether as a result of the receipt of payments by the holders of such Senior and Subordinated Debt from Silicon or any other obligor thereon or from any holders of, or trustee in respect of, other indebtedness that is subordinate and junior in right of payment to such Senior and Subordinated Debt pursuant to any provision of such indebtedness for the payment over of amounts received on account of such indebtedness to the holders of such Senior and Subordinated Debt or otherwise) but for the fact that such Senior and Subordinated Debt is subordinated or junior in right of payment to (or subject to a requirement that amounts received on such Senior and Subordinated Debt be paid over to obligees on) trade accounts payable or accrued liabilities arising in the ordinary course of business.

    "Debt" means with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent: (i) every obligation of such person for money borrowed; (ii) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person; (iv) every obligation of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such person; (vi) all indebtedness of such person whether incurred on or prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

    "Senior and Subordinated Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Silicon whether or not such claim for post-petition interest is allowed in such proceeding), on Debt of Silicon, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Junior Subordinated Debentures or to other Debt which is PARI PASSU with, or subordinated to, the Junior Subordinated Debentures; provided, however, that Senior and Subordinated Debt shall not be deemed to include (i) any Debt of Silicon which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to Silicon, (ii) any Debt of Silicon to any of its subsidiaries, (iii) Debt to any employee of Silicon, and
(iv) any other debt securities issued pursuant to the Indenture.

    The Indenture places no limitation on the amount of additional Senior and Subordinated Debt that may be incurred by Silicon. Silicon expects from time to time to incur additional indebtedness constituting Senior and Subordinated Debt.

DENOMINATIONS, REGISTRATION AND TRANSFER

    The Junior Subordinated Debentures will be represented by global certificates registered in the name of the Depositary or its nominee (a "Global Subordinated Debenture"). Beneficial interests in the Junior Subordinated Debentures will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary. Except as described below, Junior Subordinated Debentures in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

    Unless and until a Global Subordinated Debenture is exchanged in whole or in part for the individual Junior Subordinated Debentures represented thereby, it may not be transferred except as a whole by the Depositary for such Global Subordinated Debenture to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

    A global security shall be exchangeable for Junior Subordinated Debentures registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies Silicon that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act, at a time when the Depositary is required to be so registered to act as such depositary or (ii) Silicon in its sole discretion determines that such global security shall be so exchangeable. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in such global security. In the event that Junior Subordinated Debentures are issued in definitive form, such Junior Subordinated Debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

    Payments on Junior Subordinated Debentures represented by a global security will be made to the Depositary, as the depositary for the Junior Subordinated Debentures. In the event Junior Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other denominations of a like aggregate principal amount, at the corporate office of the Indenture Trustee, or at the offices of any paying agent or transfer agent appointed by Silicon, provided that payment of interest may be made at the option of Silicon by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Junior Subordinated Debentures are issued in certificated form, the record dates for payment of interest will be the date 15 days prior to the relevant Interest Payment Date. For a description of the Depositary and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

    Silicon will appoint the Indenture Trustee as securities registrar under the Indenture (the "Securities Registrar"). Junior Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the Securities Registrar. Silicon may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that Silicon maintains a transfer agent in the place of payment. Silicon may at any time designate additional transfer agents with respect to the Junior Subordinated Debentures.

    In the event of any redemption, neither Silicon nor the Indenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of Junior Subordinated Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

GLOBAL SUBORDINATED DEBENTURES

    Upon the issuance of the Global Subordinated Debenture, and the deposit of such Global Subordinated Debenture with or on behalf of the Depositary, the Depositary for such Global Subordinated Debenture or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Junior Subordinated Debentures represented by such Global Subordinated Debenture to the accounts of persons that have accounts with such Depositary ("Participants"). Ownership of beneficial interests in a Global Subordinated Debenture will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Subordinated Debenture will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Subordinated Debenture.

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
    So long as the Depositary for a Global Subordinated Debenture, or its nominee, is the registered owner of such Global Subordinated Debenture, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Junior Subordinated Debentures represented by such Global Subordinated Debenture for all purposes under the Indenture governing such Junior Subordinated Debentures. Except as provided below, owners of beneficial interests in a Global Subordinated Debenture will not be entitled to have any of the individual Junior Subordinated Debentures represented by such Global Subordinated Debenture registered in their names, will not receive or be entitled to receive physical delivery of any such Junior Subordinated Debentures in definitive form and will not be considered the owners or holders thereof under the Indenture.

    Payments of principal of and interest on individual Junior Subordinated Debentures represented by a Global Subordinated Debenture registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Subordinated Debenture representing such Junior Subordinated Debentures. None of Silicon, the Indenture Trustee, any Paying Agent, or the Securities Registrar for such Junior Subordinated Debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Subordinated Debenture representing such Junior Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Silicon expects that the Depositary or its nominee, upon receipt of any payment of principal or interest in respect of a permanent Global Subordinated Debenture representing the Junior Subordinated Debentures, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Subordinated Debenture as shown on the records of such Depositary or its nominee. Silicon also expects that payments by Participants to owners of beneficial interests in such Global Subordinated Debenture held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

PAYMENT AND PAYING AGENTS

    Payment of principal of and any interest on the Junior Subordinated Debentures will be made at the office of the Indenture Trustee, except that at the option of Silicon payment of any interest may be made (i) except in the case of Global Junior Subordinated Debentures, by check mailed to the address of the person entitled thereto as such address shall appear in the securities register or (ii) by transfer to an account maintained by the person entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the regular record date. Payment of any interest on Junior Subordinated Debentures will be made to the person in whose name such Junior Subordinated Debenture is registered at the close of business on the regular record date for such interest. Silicon may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however Silicon will at all times be required to maintain a Paying Agent in each place of payment for the Junior Subordinated Debentures. Any moneys deposited with the Indenture Trustee or any Paying Agent, or then held by Silicon in trust, for the payment of the principal of or interest on the Junior Subordinated Debentures and remaining unclaimed for two years after such principal or interest has become due and payable shall, at the request of Silicon, be repaid to Silicon and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to Silicon for payment thereof.

MODIFICATION OF INDENTURE

    From time to time Silicon and the Indenture Trustee may, without the consent of the holders of the Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action

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
does not adversely affect the interests of the holders of the Junior Subordinated Debentures or the Trust Preferred Securities in any material respect so long as they remain outstanding) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting Silicon and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Debentures, to modify the Indenture in a manner affecting the rights of the holders of the Junior Subordinated Debentures; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture, except to the extent permitted in connection with the deferral of Interest Payment Dates during an Extension Period, or the shortening of the Stated Maturity to a date not earlier than the first date Silicon has a right to redeem the Junior Subordinated Debentures, (i) change the Stated Maturity of the Junior Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, (ii) reduce the percentage of principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture or (iii) modify the provisions of the Indenture with respect to the subordination of the Junior Subordinated Debentures in a manner adverse to the holders thereof, provided that so long as any of the Trust Preferred Securities remain outstanding, no such modification may be made that adversely affects the holders of such Trust Preferred Securities in any material respect, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the Trust Preferred Securities unless and until the principal of the Junior Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied. Where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures, no such consent shall be given by the Property Trustee without the prior consent of each holder of Trust Preferred Securities. In addition, Silicon and the Indenture Trustee may execute, without the consent of any holder of Junior Subordinated Debentures, any supplemental Indenture for the purpose of creating any new series of Junior Subordinated Debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

    If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of Silicon to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable, a holder of Trust Preferred Securities may institute a legal proceeding directly against Silicon for enforcement of payment to such holder of the principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Trust Preferred Securities of such holder (a "Direct Action"). Silicon may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Trust Preferred Securities outstanding. If the right to bring a Direct Action is removed, SVB Capital may become subject to the reporting obligations under the Exchange Act. Silicon shall have the right under the Indenture to set-off any payment made to such holder of Trust Preferred Securities by Silicon in connection with a Direct Action.

    The holders of the Trust Preferred Securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Junior Subordinated Debentures unless there shall have been an Event of Default under the Trust Agreement. See "Description of the Trust Preferred Securities--Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

    The Indenture provides that Silicon shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person shall consolidate with or merge into Silicon or convey, transfer or lease its properties and assets substantially as an entirety to Silicon, unless (i) in case Silicon consolidates with or merges into another

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
Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes Silicon's obligations on the Junior Subordinated Debentures issued under the Indenture; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing; and (iii) certain other conditions as prescribed in the Indenture are met.

    The general provisions of the Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving Silicon that may adversely affect holders of the Junior Subordinated Debentures.

SATISFACTION AND DISCHARGE

    The Indenture provides that when, among other things, all Junior Subordinated Debentures not previously delivered to the Indenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and Silicon deposits or causes to be deposited with the Indenture Trustee trust funds, in trust, for the purpose and in an amount in the currency or currencies in which the Junior Subordinated Debentures are payable sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Indenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Indenture will cease to be of further effect (except as to Silicon's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and Silicon will be deemed to have satisfied and discharged the Indenture.

COVENANTS OF SILICON

    Silicon will covenant in the Indenture, as to the Junior Subordinated Debentures, that so long as no Event of Default has occurred and is continuing, if and so long as (i) SVB Capital is the holder of all such Junior Subordinated Debentures, (ii) a Tax Event in respect of SVB Capital has occurred and is continuing and (iii) Silicon shall not have redeemed the Junior Subordinated Debentures or dissolved SVB Capital, Silicon will pay to SVB Capital any applicable Additional Sums. Silicon will also covenant, as to the Junior Subordinated Debentures, (i) to maintain, directly or indirectly, 100% ownership of the Common Securities of SVB Capital, provided that certain successors which are permitted pursuant to the Indenture may succeed to Silicon's ownership of the Common Securities, (ii) not to voluntarily terminate, wind up or liquidate SVB Capital, except upon prior approval of the primary federal regulator of Silicon if then so required under applicable capital guidelines or policies of such primary regulator, and except (a) in connection with a distribution of Junior Subordinated Debentures to the holders of the Trust Preferred Securities in liquidation of SVB Capital or (b) in connection with certain mergers, consolidations, or amalgamations permitted by the Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause SVB Capital to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

GOVERNING LAW

    The Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of California, except that the immunities and standard of care of the Indenture Trustee will be governed by Delaware law.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

    The Indenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Indenture

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
Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                              BOOK-ENTRY ISSUANCE

    The Depositary will act as securities depositary for all of the Trust Preferred Securities and the Junior Subordinated Debentures. The Trust Preferred Securities and the Junior Subordinated Debentures will be issued only as fully-registered securities registered in the name of Cede & Co. (the Depositary's nominee). One or more fully-registered global certificates will be issued for the Trust Preferred Securities and the Junior Subordinated Debentures and will be deposited with the Depositary.

    The Depositary is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its Participants deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Commission.

    Purchases of Trust Preferred Securities or Junior Subordinated Debentures within the Depositary system must be made by or through Direct Participants, which will receive a credit for the Trust Preferred Securities or Junior Subordinated Debentures on the Depositary's records. The ownership interest of each actual purchaser of each Trust Preferred Securities and each Junior Subordinated Debenture ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Trust Preferred Securities or Junior Subordinated Debentures. Transfers of ownership interests in the Trust Preferred Securities or Junior Subordinated Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Trust Preferred Securities or Junior Subordinated Debentures, except in the event that use of the book-entry system for the Junior Subordinated Debentures is discontinued.

    The Depositary will have no knowledge of the actual Beneficial Owners of the Trust Preferred Securities or Junior Subordinated Debentures; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Trust Preferred Securities or Junior Subordinated Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

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
    Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices will be sent to Cede & Co. as the registered holder of the Trust Preferred Securities or Junior Subordinated Debentures. If less than all of the Trust Preferred Securities or the Junior Subordinated Debentures are being redeemed, the Depositary will determine by lot or pro rata the amount of the Trust Preferred Securities of each Direct Participant to be redeemed.

    Although voting with respect to the Trust Preferred Securities or the Junior Subordinated Debentures is limited to the holders of record of the Trust Preferred Securities or Junior Subordinated Debentures, as applicable, in those instances in which a vote is required, neither the Depositary nor Cede & Co. will itself consent or vote with respect to Trust Preferred Securities or Junior Subordinated Debentures. Under its usual procedures, the Depositary would mail an omnibus proxy (the "Omnibus Proxy") to the relevant Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Trust Preferred Securities or Junior Subordinated Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Distribution payments on the Trust Preferred Securities or the Junior Subordinated Debentures will be made by the relevant Trustee to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of the Depositary, the relevant Trustee, SVB Capital or Silicon, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to the Depositary is the responsibility of the relevant Trustee, disbursement of such payments to Direct Participants is the responsibility of the Depositary, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    The Depositary may discontinue providing its services as securities depositary with respect to any of the Trust Preferred Securities or the Junior Subordinated Debentures at any time by giving reasonable notice to the relevant Trustee and Silicon. In the event that a successor securities depositary is not obtained, definitive Trust Preferred Securities or Junior Subordinated Debenture certificates representing such Trust Preferred Securities or Junior Subordinated Debentures are required to be printed and delivered. Silicon, at its option, may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor depositary). In either event, definitive certificates for such Trust Preferred Securities or Junior Subordinated Debentures will be printed and delivered.

    The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that SVB Capital and Silicon believe to be accurate, but SVB Capital and Silicon assume no responsibility for the accuracy thereof. Neither SVB Capital nor Silicon has any responsibility for the performance by the Depositary or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                            DESCRIPTION OF GUARANTEE

    The Guarantee Agreement will be executed and delivered by Silicon concurrently with the issuance of the Trust Preferred Securities for the benefit of the holders of the Trust Preferred Securities. Wilmington Trust Company will act as Guarantee Trustee under the Guarantee Agreement for the purposes of compliance with the Trust Indenture Act, and the Guarantee will be qualified as an Indenture under the Trust Indenture Act. The following summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Trust Preferred Securities.

GENERAL

    Silicon will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Trust Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that SVB Capital may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid by or on behalf of SVB Capital (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accrued and unpaid Distributions required to be paid on the Trust Preferred Securities, to the extent that SVB Capital has funds on hand available therefor at such time, (ii) the Redemption Price with respect to any Trust Preferred Securities called for redemption, to the extent that SVB Capital has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of SVB Capital (unless the Junior Subordinated Debentures are distributed to holders of the Trust Preferred Securities), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of SVB Capital remaining available for distribution to holders of Trust Preferred Securities after satisfaction of liabilities to creditors of SVB Capital as required by applicable law. Silicon's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Silicon to the holders of the Trust Preferred Securities or by causing SVB Capital to pay such amounts to such holders.

    If Silicon does not make interest payments on the Junior Subordinated Debentures held by SVB Capital, SVB Capital will not be able to pay Distributions on the Trust Preferred Securities and will not have funds legally available therefor. The Guarantee will rank subordinate and junior in right of payment to all Senior and Subordinated Debt of Silicon. See "--Status of the Guarantee" below. Because Silicon is a holding company, the right of Silicon to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent Silicon may itself be recognized as a creditor of that subsidiary. Accordingly, Silicon's obligations under the Guarantee will be effectively subordinated to all existing and future liabilities of Silicon's subsidiaries, and claimants should look only to the assets of Silicon for payments thereunder. Except as otherwise described herein, the Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of Silicon, including Senior and Subordinated Debt whether under the Indenture, any other indenture that Silicon may enter into in the future, or otherwise.

STATUS OF THE GUARANTEE

    The Guarantee will constitute an unsecured obligation of Silicon and will rank subordinate and junior in right of payment to all Senior and Subordinated Debt in the same manner as the Junior Subordinated Debentures.

    The Guarantee will constitute a guarantee of payment and not of collection. For example, the guaranteed party may institute a legal proceeding directly against Silicon to enforce its rights under the

Guarantee without first instituting a legal proceeding against any other person or entity. The Guarantee will be held for the benefit of the holders of the Trust Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by SVB Capital or upon distribution to the holders of the Trust Preferred Securities of the Junior Subordinated Debentures to the holders of the Trust Preferred Securities. The Guarantee does not place a limitation on the amount of additional Senior and Subordinated Debt that may be incurred by Silicon. Silicon expects from time to time to incur additional indebtedness constituting Senior and Subordinated Debt.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes which do not adversely affect the rights of holders of the Trust Preferred Securities in any material respect (in which case no vote will be required), the Guarantee Agreement may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of such outstanding Trust Preferred Securities. See "Description of the Trust Preferred Securities--Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of Silicon and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

EVENTS OF DEFAULT

    An event of default under the Guarantee Agreement will occur upon the failure of Silicon to perform any of its payment or other obligations thereunder, provided, however, that, except with respect to a default in payment of any Guarantee Payments, Silicon shall have received notice of default and shall not have cured such default within 90 days of the receipt of such notice. The holders of not less than a majority in aggregate Liquidation Amount of the Trust Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee Agreement. Any holder of the Trust Preferred Securities may institute a legal proceeding directly against Silicon to enforce its rights under the Guarantee without first instituting a legal proceeding against SVB Capital, the Guarantee Trustee or any other person or entity.

    Silicon, as guarantor, will be required to file annually with the Guarantee Trustee a certificate as to whether or not Silicon is in compliance with all the conditions and covenants applicable to it under the Guarantee Agreement.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, other than during the occurrence and continuance of a default by Silicon in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee Agreement and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee Agreement at the request of any holder of the Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

    The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Trust Preferred Securities, upon full payment of the amounts payable upon liquidation of SVB Capital or upon distribution of Junior Subordinated Debentures to the holders of the Trust Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case

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
may be, if at any time any holder of the Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the Guarantee.

GOVERNING LAW

    The Guarantee Agreement will be governed by and construed in accordance with the laws of the State of California.

                               EXPENSE AGREEMENT

    Pursuant to the Expense Agreement to be entered into by Silicon under the Trust Agreement, Silicon will irrevocably and unconditionally guarantee to each person or entity to whom SVB Capital becomes indebted or liable, the full payment of any costs, expenses or liabilities of SVB Capital, (including, without limitation, expenses relating to the offering of the Trust Securities and any expenses the Property Trustee may incur relating to the enforcement of the rights of the holders of the Trust Preferred Securities or the Junior Subordinated Debentures pursuant to the Trust Agreement and the Indenture, respectively) other than obligations of SVB Capital to pay to the holders of the Trust Preferred Securities or other similar interests in SVB Capital of the amounts due such holders pursuant to the terms of the Trust Preferred Securities or such other similar interests, as the case may be. The Expense Agreement may be enforced against Silicon by any person or entity to whom SVB Capital is or becomes indebted or liable.

             RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE
                JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

    Payments of Distributions and other amounts due on the Trust Preferred Securities (to the extent SVB Capital has funds available for the payment of such Distributions) will be irrevocably guaranteed by Silicon as and to the extent set forth under "Description of Guarantee." Taken together, Silicon's obligations under the Junior Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement, the Guarantee Agreement and the Guarantee will provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of those documents that has the effect of providing a full, irrevocable and unconditional guarantee of SVB Capital's obligations under the Trust Preferred Securities. If and to the extent that Silicon does not make payments on the Junior Subordinated Debentures, SVB Capital will not pay Distributions or other amounts due on the Trust Preferred Securities. The Guarantee does not cover payment of Distributions when SVB Capital does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of the Trust Preferred Securities is to institute a legal proceeding directly against Silicon for enforcement of payment of such Distributions to such holder. The obligations of Silicon under the Guarantee will be subordinate and junior in right of payment to all Senior and Subordinated Debt.

SUFFICIENCY OF PAYMENTS

    As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Trust Preferred Securities, primarily because: (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate Liquidation Amount of the Trust Preferred Securities and Common Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Trust Preferred Securities; (iii) Silicon shall pay for all and any costs, expenses and liabilities of SVB Capital except SVB Capital's obligations to holders of Trust Preferred Securities; and (iv) the Trust

Agreement further provides that SVB Capital will not engage in any activity that is not consistent with its limited purposes.

    Notwithstanding anything to the contrary in the Indenture, Silicon will have the right to set-off any payment it is otherwise required to make thereunder with and to the extent Silicon has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF THE TRUST PREFERRED SECURITIES UNDER THE
  GUARANTEE

    A holder of Trust Preferred Securities may institute a legal proceeding directly against Silicon to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, SVB Capital or any other person or entity.

    A default or event of default under any Senior and Subordinated Debt would not constitute a default or Event of Default. However, in the event of payment defaults under, or acceleration of, Senior and Subordinated Debt, the subordination provisions of the Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior and Subordinated Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on Junior Subordinated Debentures would constitute an Event of Default.

LIMITED PURPOSE OF SVB CAPITAL

    The Trust Preferred Securities evidence beneficial interests in SVB Capital, and SVB Capital exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in Junior Subordinated Debentures. A principal difference between the rights of a holder of the Trust Preferred Securities and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture will be entitled to receive from Silicon the principal amount of and interest accrued on Junior Subordinated Debentures held, while a holder of the Trust Preferred Securities will be entitled to receive Distributions from SVB Capital (or from Silicon under the Guarantee) if and to the extent SVB Capital has funds available for the payment of such Distributions.

RIGHTS UPON DISSOLUTION

    Upon any voluntary or involuntary dissolution, winding-up or liquidation of SVB Capital involving the liquidation of the Junior Subordinated Debentures, the holders of Trust Preferred Securities will be entitled to receive, out of assets held by SVB Capital, the Liquidation Distribution in cash. See "Description of the Trust Preferred Securities--Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of Silicon, the Property Trustee, as holder of the Junior Subordinated Debentures, would be a subordinated creditor of Silicon, subordinated in right of payment to all Senior and Subordinated Debt as set forth in the Indenture, but entitled to receive payment in full of principal and interest, before any stockholders of Silicon receive payments or distributions. Since Silicon is the guarantor under the Guarantee and will pay for all costs, expenses and liabilities of SVB Capital (other than SVB Capital's obligations to the holders of its Trust Preferred Securities), the positions of a holder of the Trust Preferred Securities and a holder of Junior Subordinated Debentures relative to other creditors and to shareholders of Silicon in the event of liquidation or bankruptcy of Silicon are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    In the opinion of Manatt, Phelps & Phillips, LLP, counsel to Silicon ("Counsel"), the following summary accurately describes the material United States federal income tax consequences that may be relevant to the purchase, ownership and disposition of Trust Preferred Securities. Unless otherwise stated, this summary deals only with Trust Preferred Securities held as capital assets by United States Persons (defined below) who purchase the Trust Preferred Securities upon original issuance at their original offering price. As used herein, a "United States Person" means a person that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, (iv) a trust if a court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust, or (v) any other person whose income or gain in respect of Trust Preferred Securities is effectively connected with the conduct of a United States trade or business. The tax treatment of holders may vary depending on their particular situation. This summary does not address all the tax consequences that may be relevant to a particular holder or to holders who may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or foreign investors. In addition, this summary does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to a holder of Trust Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

    The following discussion does not discuss the tax consequences that might be relevant to persons that are not United States Persons ("non-United States Persons"). Non-United States Persons should consult their own tax advisors as to the specific United States federal income tax consequences of the purchase, ownership and disposition of Trust Preferred Securities.

    The authorities on which this summary is based are subject to various interpretations and the opinions of Counsel are not binding on the Internal Revenue Service ("Service") or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the Service with respect to the transactions described herein. Accordingly, there can be no assurance that the Service will not challenge the opinions expressed herein or that a court would not sustain such a challenge.

    HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TRUST PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS. FOR A DISCUSSION OF THE POSSIBLE REDEMPTION OF THE TRUST PREFERRED SECURITIES UPON THE OCCURRENCE OF CERTAIN TAX EVENTS, SEE "DESCRIPTION OF THE TRUST PREFERRED SECURITIES--REDEMPTION."

CLASSIFICATION OF SVB CAPITAL

    In connection with the issuance of the Trust Preferred Securities, Counsel is of the opinion that, under current law and assuming compliance with the terms of the Trust Agreement, and based on certain facts and assumptions contained in such opinion, SVB Capital will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of the Trust Preferred Securities (a "Securityholder") will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures. Accordingly, each Securityholder will be required to include in its gross income its pro rata share of the interest income, including original issue discount, that is paid or accrued on the Junior Subordinated Debentures. See "--Interest Income and Original Issue Discount" herein. No amount included in income with respect to the Trust Preferred Securities will be eligible for the dividends received deduction.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

    It is Counsel's opinion that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of Silicon under current law. By acceptance of a Trust Preferred Security, each holder covenants to treat the Junior Subordinated Debentures as indebtedness and the Trust Preferred Securities as evidence of an indirect beneficial ownership interest in the Junior Subordinated Debentures. No assurance can be given, however, that such position of Silicon will not be challenged by the Service or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of Silicon. See "Risk Factors--Uncertainty of Deductibility of Interest on the Junior Subordinated Debentures."

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

    Counsel has issued its opinion to Silicon that, except in the case of the occurrence of an Extension Period, stated interest on the Junior Subordinated Debentures generally will be included in income by a holder of Trust Preferred Securities at the time such interest is paid or accrued in accordance with the holder's regular method of tax accounting but that, if Silicon exercises its right to defer payments of interest on the Junior Subordinated Debentures during an Extension Period, Securityholders will commence reporting interest income with respect to the Junior Subordinated Debentures under the original issue discount rules of the Code.

    Accordingly, Silicon will take the position for tax reporting purposes that, under the applicable Treasury regulations, the Junior Subordinated Debentures will not be considered to have been issued with "original issue discount" ("OID") within the meaning of Section 1273(a) of the Code. If, however, Silicon exercises its right to defer payments of interest on the Junior Subordinated Debentures, the Junior Subordinated Debentures will become OID instruments at such time and all Securityholders will be required to accrue the stated interest on the Junior Subordinated Debentures on a daily basis during the Extension Period, even though Silicon will not pay such interest until the end of the Extension Period, and even though some Securityholders may use the cash method of tax accounting. Moreover, thereafter the Junior Subordinated Debentures will be taxed as OID instruments for as long as they remain outstanding. Thus, even after the end of the Extension Period, all Securityholders would be required to continue to include the stated interest on the Junior Subordinated Debentures in income on a daily economic accrual basis, regardless of their method of tax accounting and in advance of receipt of the cash attributable to such interest income. Under the OID economic accrual rules, a Securityholder would accrue an amount of interest income each year that approximates the stated interest payments called for under the Junior Subordinated Debentures, and actual cash payments of interest on the Junior Subordinated Debentures would not be reported separately as taxable income.

    The Treasury regulations described above have not yet been addressed in any definitive interpretations by the Service, and it is possible that the Service could take a contrary position. If the Service were to assert successfully that the stated interest on the Junior Subordinated Debentures was OID regardless of whether Silicon exercises its right to defer payments of interest on the Junior Subordinated Debentures, all Securityholders would be required to include such stated interest in income on a daily economic accrual basis as described above.

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
DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF TRUST PREFERRED
  SECURITIES

    Under current law, a distribution by SVB Capital of the Junior Subordinated Debentures as described under the caption "Description of the Trust Preferred Securities--Liquidation Distribution Upon Dissolution" will be non-taxable and will result in the Securityholder receiving directly its pro rata share of the Junior Subordinated Debentures previously held indirectly through SVB Capital, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such Securityholder had in its Trust Preferred Securities before such distribution. If, however, the liquidation of SVB Capital were to occur because SVB Capital is subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures as a result of a Tax Event or otherwise, the distribution of Junior Subordinated Debentures to Securityholders by SVB Capital could be a taxable event to SVB Capital and each Securityholder, and a Securityholder would recognize gain or loss as if the Securityholder had exchanged its Trust Preferred Securities for the Junior Subordinated Debentures it received upon the liquidation of SVB Capital. A Securityholder would recognize interest income in respect of Junior Subordinated Debentures received from SVB Capital in the manner described above under "--Interest Income and Original Issue Discount."

SALES OR REDEMPTION OF TRUST PREFERRED SECURITIES

    Gain or loss will be recognized by a Securityholder on a sale of Trust Preferred Securities (including a redemption for cash) in an amount equal to the difference between the amount realized (which, for this purpose, will exclude amounts attributable to accrued interest or OID not previously included in income) and the Securityholder's adjusted tax basis in the Trust Preferred Securities sold or so redeemed. Gain or loss recognized by a Securityholder on Trust Preferred Securities held for more than one year will generally be taxable as long-term capital gain or loss. Under current law, for Securityholders who are individuals, the maximum federal income tax rate applicable to net long term capital gains will depend upon whether the capital asset sold or exchanged had a holding period in excess of one year or a holding period in excess of 18 months. Amounts attributable to accrued interest with respect to a Securityholder's pro rata share of the Junior Subordinated Debentures not previously included in income will be taxable as ordinary income.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

    The amount of OID accrued on the Trust Preferred Securities held of record by United States Persons (other than corporations and other exempt Securityholders), if any, will be reported to the Service. "Backup" withholding at a rate of 31% will apply to payments of interest to non-exempt United States Persons unless the Securityholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from a Securityholder under the backup withholding rules will be allowed as a refund or a credit against such Securityholder's United States federal income tax liability, provided the required information is furnished to the Service.

POSSIBLE TAX LAW CHANGES AFFECTING THE TRUST PREFERRED SECURITIES

    There can be no assurance that future legislative proposals or final legislation will not affect the foregoing discussion of federal income tax consequences. Such a change could give rise to a Tax Event, which may permit Silicon to cause a redemption of the Trust Preferred Securities. See "Description of the Trust Preferred Securities--Redemption" and "Description of Junior Subordinated Debentures-- Redemption."

                          CERTAIN ERISA CONSIDERATIONS

GENERAL

    A fiduciary of an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards under ERISA in the context of the particular circumstances of such plan before authorizing an investment in the Trust Preferred Securities. Such fiduciary should consider whether the investment satisfies ERISA's diversification and prudence requirements, whether the investment constitutes an unauthorized delegation of fiduciary authority and whether the investment is in accordance with the documents and instruments governing the plan. In addition, ERISA and the Code prohibit a wide range of transactions ("Prohibited Transactions") involving the assets of a plan subject to ERISA or the assets of an individual retirement account or plan subject to
Section 4975 of the Code or any entity in which such plan invests whose assets are deemed "plan assets" (hereinafter an "ERISA Plan") and persons who have certain specified relationships to the ERISA Plan ("parties in interest," within the meaning of ERISA, and "disqualified persons," within the meaning of the
Code). Such transactions may require "correction" and may cause the ERISA Plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes.

    Governmental plans and certain church plans (each as defined under ERISA) are not subject to the Prohibited Transactions rules. Such plans may, however, be subject to federal, state or local laws or regulations which may affect their investment in the Trust Preferred Securities. Any fiduciary of such a governmental or church plan considering an investment in the Trust Preferred Securities should determine the need for, and the availability, if necessary, of any exemptive relief under such laws or regulations.

TRUST ASSETS AS "PLAN ASSETS"

    The Department of Labor has issued final regulations as to what constitutes assets of an employee benefit plan ("plan asset") under ERISA (the "Plan Asset Regulations"). The Plan Asset Regulations provide that, as a general rule, when an ERISA Plan acquires an equity interest in an entity and such interest does not represent a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the ERISA Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established that the equity interest is a "publicly offered security."

    For purposes of the Plan Asset Regulations, a "publicly offered security" is a security that is (a) "freely transferable," (b) part of a class of securities that is "widely held," and (c) sold to an ERISA Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and part of a class of securities that is registered under the Exchange Act within 120 days (or such later time as may be allowed by the Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. The Trust Preferred Securities will be registered under the Securities Act and the Exchange Act within the time periods specified in the Plan Asset Regulations.

    The Plan Asset Regulations provide that a security is "widely held" only if it is a part of the class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the control of the issuer. The Company expects the Trust Preferred Securities to be "widely held" upon the completion of the offering.

    The Plan Asset Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. The Plan Asset Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with the offering of the Trust Preferred Securities, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are "freely transferable." The Company believes that any restrictions imposed on the transfer of the Trust Preferred Securities are limited to the restrictions on transfer generally permitted under the Plan Asset Regulations and are not likely to result in the failure of the Trust Preferred Securities to be "freely transferable."

    An ERISA Plan should not acquire or hold the Trust Preferred Securities if the Company's underlying assets will be treated as the assets of such ERISA Plan. However, the Company believes that under the Plan Asset Regulations, the Trust Preferred Securities should be treated as "publicly offered securities" and, accordingly, the underlying assets of the Company should not be considered to be assets of any ERISA Plan investing in the Trust Preferred securities.

EFFECT OF PLAN ASSET STATUS

    ERISA generally requires that the assets of an ERISA Plan be held in trust and that the trustee, or an investment manager (within the meaning of Section 3(38) of ERISA), have exclusive authority and discretion to manage and control the assets of the ERISA Plan. As discussed above, the assets of the Company under current law do not appear likely to be assets of the ERISA Plans receiving Trust Preferred Securities as a result of the offering. However, if the assets of the Company were deemed to be assets of the ERISA Plans under ERISA, certain directors and officers of the Company might be deemed fiduciaries with respect to the ERISA Plans that invest in the Company and the prudence and other fiduciary standards set forth in ERISA would apply to them and to all investments.

    If the assets of the Company were deemed to be plan assets, transactions between the Company and parties in interest or disqualified persons with respect to the investing ERISA Plan could be prohibited transactions unless a statutory or administrative exemption is available. In addition, investment authority would also have been improperly delegated to such fiduciaries, and, under certain circumstances, Plan fiduciaries who make the decision to invest in the Trust Preferred Securities could be liable as co-fiduciaries for actions taken by the Company that do not conform to the ERISA standards for investments under
Part 4 of Title I of ERISA.

PROHIBITED TRANSACTIONS

    The Company and/or any of its affiliates may be a party in interest or a disqualified person with respect to an ERISA Plan investing in the Trust Preferred Securities, and therefore, such investment by an ERISA Plan may give rise to a Prohibited Transaction in the form of a direct or indirect extension of credit by the investing ERISA Plan to the Company and/or any of its affiliates. Consequently, before investing in the Trust Preferred Securities, any person who is, or who is acquiring such securities for, or on behalf of, an ERISA Plan should determine that either a statutory or an administrative exemption from the Prohibited Transaction rules discussed below or otherwise available is applicable to such investment in the Trust Preferred Securities, or that such investment in, or acquisition of, such securities will not result in a non-exempt Prohibited Transaction.

    The statutory or administrative exemptions from the Prohibited Transaction rules under ERISA and the Code which may be available to an ERISA Plan which is investing in the Trust Preferred Securities include: Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding transactions effected by qualified professional asset managers; PTCE 96-23, regarding transactions effected by in-house asset managers; and PTCE 95-60, regarding investments by insurance company general accounts (collectively referred to as the "ERISA Investor Exemptions").

    Notwithstanding the foregoing, Trust Preferred Securities may not be acquired by any person who is, or who in acquiring such Trust Preferred Securities is using the assets of, an ERISA Plan unless one of the ERISA Investor Exemptions or another applicable exemption is available to the ERISA Plan. The acquisition of the Trust Preferred Securities by any person who is, or who in acquiring such Trust Preferred

Securities is using the assets of, an ERISA Plan shall be deemed to constitute a representation by such person to the Company that such person is eligible for exemptive relief available pursuant to one or more of the ERISA Investor Exemptions or another applicable exemption with respect to the acquisition and holding of such Trust Preferred Securities and will not result in an non-exempt Prohibited Transaction.

    THE DISCUSSION HEREIN OF ERISA IS GENERAL IN NATURE AND IS NOT INTENDED TO BE ALL INCLUSIVE. ANY FIDUCIARY OF AN ERISA PLAN, GOVERNMENTAL PLAN OR CHURCH PLAN CONSIDERING AN INVESTMENT IN THE TRUST PREFERRED SECURITIES SHOULD CONSULT WITH ITS LEGAL ADVISORS REGARDING THE CONSEQUENCES OF SUCH INVESTMENT AND CONSIDER WHETHER THE ERISA PLAN CAN MAKE THE REPRESENTATIONS NOTED ABOVE.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement dated May 19, 1998 (the "Underwriting Agreement"), BT Alex. Brown Incorporated, Keefe, Bruyette & Woods, Inc. and Hoefer & Arnett Incorporated (the "Underwriters") have severally agreed to purchase from SVB Capital the number of Trust Preferred Securities set forth opposite their respective names below at the public offering price.

                                                                               NUMBER OF TRUST
                                                                                  PREFERRED
UNDERWRITER                                                                      SECURITIES
-----------------------------------------------------------------------------  ---------------
BT Alex. Brown Incorporated..................................................        960,000
Keefe, Bruyette & Woods, Inc.................................................        480,000
Hoefer & Arnett Incorporated.................................................        160,000
                                                                               ---------------
  Total......................................................................      1,600,000
                                                                               ---------------
                                                                               ---------------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the Trust Preferred Securities offered hereby if any of such Trust Preferred Securities are purchased.

    Silicon has been advised by the Underwriters that the Underwriters propose to offer the Trust Preferred Securities to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $0.50 per Trust Preferred Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.25 per Trust Preferred Security to certain other dealers. After the public offering, the public offering price and other selling terms may be changed by the Underwriters.

    In connection with the offering of the Trust Preferred Securities, the Underwriters and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the Commission's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the Trust Preferred Securities. Such transactions may include over-allotment transactions in which an Underwriter creates a short position for its own account by selling more Trust Preferred Securities than it is committed to purchase from SVB Capital. In such a case, to cover all or part of the short position, the Underwriters may purchase Trust Preferred Securities in the open market following completion of the initial offering of the Trust Preferred Securities. The Underwriters also may engage in stabilizing transactions in which they bid for, and purchase, Trust Preferred Securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the Trust Preferred Securities. The Underwriters also may reclaim any selling concession allowed to a dealer if the Underwriters repurchase shares distributed by that dealer. Any of the foregoing transactions may result in the maintenance of a price for the Trust Preferred Securities at a level above that which might otherwise prevail in the open market. Neither the Company nor the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Trust Preferred Securities. The Underwriters are not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.

    In view of the fact that the proceeds of the sale of the Trust Preferred Securities will be used to purchase the Junior Subordinated Debentures of Silicon, the Underwriting Agreement provides that Silicon will pay as compensation for the Underwriters arranging the investment therein of such proceeds, an amount in immediately available funds of $0.8125 per Trust Preferred Security (or $1,300,000 in the aggregate) for the accounts of the Underwriters.

    Because the National Association of Securities Dealers, Inc. ("NASD") is expected to view the Trust Preferred Securities as interests in a direct participation program, the offering of the Trust Preferred

Securities is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Conduct Rules.

    During a period of 180 days from the date of this Prospectus, neither SVB Capital nor the Company will, subject to certain exceptions, without the prior written consent of the Underwriters, directly or indirectly, sell, offer to sell, grant any option for sale of, or otherwise dispose of, any Trust Preferred Securities, any security convertible into or exchangeable into or exercisable for Trust Preferred Securities or Junior Subordinated Debentures or any debt securities substantially similar to the Junior Subordinated Debentures or equity securities substantially similar to the Trust Preferred Securities (except for Junior Subordinated Debentures and the Trust Preferred Securities offered hereby).

    The Trust Preferred Securities are a new issue of securities with no established trading market. Silicon and SVB Capital have been advised by the Underwriters that they intend to make a market in the Trust Preferred Securities. However, the Underwriters are not obligated to do so and such market making may be interrupted or discontinued at any time without notice at the sole discretion of the Underwriters. The Trust Preferred Securities have been approved for quotation on the Nasdaq National Market. Nasdaq National Market maintenance standards require the existence of two market makers for continued listing, and the presence of such market makers cannot be assured. Accordingly, no assurance can be given as to the development or liquidity of any market for the Trust Preferred Securities.

    Silicon and SVB Capital have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

    The Underwriters or their affiliates have in the past performed and may in the future perform various services to the Company, including investment banking services, for which they have or may receive customary fees for such services.

                             VALIDITY OF SECURITIES

    Certain matters of Delaware law relating to the validity of the Trust Preferred Securities, the enforceability of the Trust Agreement and the formation of SVB Capital will be passed upon by Richards, Layton & Finger, P.A.,Wilmington, Delaware, special counsel to Silicon and SVB Capital. The validity of the Guarantee and the Junior Subordinated Debentures will be passed upon for the Company by Manatt, Phelps & Phillips, LLP, Los Angeles, California, counsel to the Company. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by O'Melveny & Myers LLP, Los Angeles, California. Manatt, Phelps & Phillips, LLP and O'Melveny & Myers LLP will rely on the opinions of Richards, Layton & Finger, P.A. as to matters of Delaware law. Certain matters relating to United States federal income tax considerations will be passed upon for the Company by Manatt, Phelps & Phillips, LLP.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

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    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                 --------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    4
Incorporation of Certain Information by Reference.........................    5
Prospectus Summary........................................................    6
Risk Factors..............................................................   16
Recent Developments.......................................................   23
Use of Proceeds...........................................................   24
Capitalization............................................................   25
Regulatory Capital Ratios.................................................   25
Accounting Treatment......................................................   26
Management................................................................   27
Description of the Trust Preferred Securities.............................   29
Description of Junior Subordinated Debentures.............................   41
Book-Entry Issuance.......................................................   51
Description of Guarantee..................................................   53
Expense Agreement.........................................................   55
Relationship Among the Trust Preferred Securities, the Junior Subordinated
  Debentures and the Guarantee............................................   55
Certain Federal Income Tax Consequences...................................   57
Certain ERISA Considerations..............................................   60
Underwriting..............................................................   63
Validity of Securities....................................................   64
Experts...................................................................   64

                                     [LOGO]

                                  $40,000,000

                         (Aggregate Liquidation Amount)

                                 SVB CAPITAL I

                             8.25% Cumulative Trust
                              Preferred Securities
                            (Liquidation Amount $25
                         per Trust Preferred Security)
                     fully and unconditionally guaranteed,
                            as described herein, by

                           SILICON VALLEY BANCSHARES

                                 -------------

                                   PROSPECTUS
                                 -------------

                                 BT ALEX. BROWN

                         KEEFE, BRUYETTE & WOODS, INC.
                          HOEFER & ARNETT INCORPORATED

                                  May 19, 1998

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